As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	1381	98-1575532
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Barker

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David L. Emmons

Clinton W. Rancher

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $0.00001 per share	25,368,247 (2)	— (3)	$529,566,113 (4)	$57,775.67 (5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of ordinary shares, par value $0.00001 per share (the “Ordinary Shares”), being registered on behalf of the selling shareholders shall be adjusted to include any additional Ordinary Shares that may become issuable as a result of any share capitalization, sub-division, combination or similar transaction.

(2)

Represents the sum of (i) 22,826,539 Ordinary Shares issued pursuant to the Plan (as defined herein) and registered for resale hereby and (ii) up to 2,541,708 Ordinary Shares issuable from time to time upon the exercise of outstanding Warrants (as defined herein) issued pursuant to the Plan. The registrant is also registering an indeterminate number of Ordinary Shares that may become issuable upon exercise of the Warrants pursuant to anti-dilution adjustments of such Warrants.

(3)

The proposed maximum offering price per Ordinary Share will be determined from time to time by the selling shareholders in connection with, and at the time of, the sale by the selling shareholders of the Ordinary Shares registered hereunder.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per Ordinary Share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2) of the Securities Act, based on the book value of the Ordinary Shares the registrant registers, which was calculated from its pro forma unaudited condensed consolidated balance sheet as of December 31, 2020 (as a result of such Ordinary Shares being issued subsequent to, and therefore not outstanding as of, December 31, 2020). Given that the registrant’s Ordinary Shares are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Ordinary Shares in accordance with Rule 457(c) of the Securities Act.

(5)

A registration fee of $97,350 was paid in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-228167) of Noble Corporation plc (the Exchange Act predecessor to the registrant), as filed with the Securities and Exchange Commission on February 20, 2020, to register $750,000,000 of various securities (the “Prior Registration Statement”). The Prior Registration Statement was subsequently withdrawn on November 24, 2020, and all of the securities offered thereunder remain unsold. Pursuant to Rule 457(p) of the Securities Act, $57,775.67 of the registration fee paid under the Prior Registration Statement will be used to offset against the entire amount of the registration fee due for this Registration Statement. Accordingly, no registration fee is being paid with this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2021

PROSPECTUS

NOBLE CORPORATION

25,368,247 Ordinary Shares

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus of up to 25,368,247 ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of us, including up to 2,541,708 Ordinary Shares issuable upon the exercise of outstanding Tranche 1 Warrants, Tranche 2 Warrants and Penny Warrants (each as defined herein and, collectively, the “Warrants”). See “Description of Capital Stock” for more information on the Warrants. This prospectus also relates to an indeterminate number of Ordinary Shares that may become issuable upon exercise of the Warrants as a result of anti-dilution adjustments.

We are registering the offer and sale of the Ordinary Shares pursuant to registration rights we have granted under a registration rights agreement dated as of February 5, 2021. We have agreed to bear all of the expenses incurred in connection with the registration of the Ordinary Shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Ordinary Shares.

We are not selling any Ordinary Shares under this prospectus, and we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders under this prospectus. Our registration of the Ordinary Shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of the Ordinary Shares. The Ordinary Shares to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers, or agents. The selling shareholders will determine at what price they may sell the Ordinary Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” and “Selling Shareholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

There is currently no established public trading market for the Ordinary Shares, and there can be no assurance that a public trading market will develop.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of the risks regarding an investment in the Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2021.

EXPLANATORY NOTE

As previously reported, on July 31, 2020 (the “Petition Date”), Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On September 4, 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, which was subsequently amended on October 8, 2020 and October 13, 2020 and modified on November 18, 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On September 24, 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption Noble Corporation plc, et al. (Case No. 20-33826) (the “Chapter 11 Cases”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Plan.

In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions, pursuant to which Legacy Noble formed Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble”), as an indirect, wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Chapter 11 Proceedings and Going Concern” in the 2020 Form 10-K (as defined herein) for a description of the events that occurred on the Effective Date, including the issuance of the Ordinary Shares and the Warrants. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law. Noble’s principal asset is all of the shares of Noble Finance Company (formerly known as Noble Corporation), an exempted company incorporated in the Cayman Islands with limited liability (“Finco”). Finco has no public equity outstanding. The consolidated financial statements of Noble include the accounts of Finco and Noble conducts substantially all of its business through Finco and its subsidiaries. Finco was an indirect, wholly-owned subsidiary of Legacy Noble prior to the Effective Date and has been a direct, wholly-owned subsidiary of Noble since the Effective Date.

On the Effective Date, Noble entered into a registration rights agreement (the “Registration Rights Agreement”) with certain parties who received Ordinary Shares and Warrants under the Plan (the “RRA Shareholders”). Under the Registration Rights Agreement, RRA Shareholders have certain demand and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Pursuant to their underwritten offering registration rights, RRA Shareholders have the right to demand that Noble register underwritten offerings of any or all of their Registrable Securities (as defined in the Registration Rights Agreement) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than $20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain RRA Shareholders may require that Noble register an underwritten offering for an amount that would enable all remaining Registrable Securities to be included in such offering. In addition, the Registration Rights Agreement requires Noble to register for resale such Registrable Securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Registration Rights Agreement.

Noble is filing the registration statement of which this prospectus forms a part pursuant to the foregoing registration obligation. The foregoing description of the Registration Rights Agreement is only a summary and does not purport to be complete, and such description is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

i

Unless otherwise expressly set forth or as the context otherwise indicates, all financial information and data and accompanying financial statements and corresponding notes, as of and prior to the Effective Date, contained or incorporated by reference herein reflect the actual historical consolidated results of operations and financial condition of Legacy Noble for the periods presented and do not give effect to the Plan or any of the transactions contemplated thereby or the adoption of fresh start accounting, which Noble adopted as of the Effective Date. Accordingly, such financial information may not be representative of Noble’s performance or financial condition after the Effective Date. Except with respect to such historical financial information and data and accompanying financial statements and corresponding notes or as otherwise suggested by the context, all other information contained herein relates to Noble following the Effective Date.

ABOUT THIS PROSPECTUS

Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Noble,” the “Company,” “we,” “us” and “our” refer collectively to Noble and its consolidated subsidiaries when referring to periods following the Effective Date, and to Legacy Noble and its consolidated subsidiaries when referring to periods prior to the Effective Date. In the section “Description of Capital Stock,” references to “Noble,” the “Company,” “we,” “us” and “our” refer only to Noble and not to any of our subsidiaries.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of us and the securities that may be offered by the selling shareholders. Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, each time securities are offered by the selling shareholders pursuant to this prospectus, the selling shareholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the selling shareholders have not, authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making any offer to sell the Ordinary Shares in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Ordinary Shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information filed by us with the SEC are available at the SEC’s website at www.sec.gov and are also available free of charge at our website at http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the Ordinary Shares being offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information about us and the Ordinary Shares, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document referred to herein are summaries of certain terms thereof and are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract, agreement or other document filed as an exhibit to the registration statement. You can read the registration statement at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC (excluding information deemed to be furnished and not filed with the SEC). These documents contain important information about us and our financial condition:

•

our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 12, 2021 (the “2020 Form 10-K”), and Amendment No. 1 thereto on Form 10-K/A, filed with the SEC on April 16, 2021; and

•

our Current Reports on Form 8-K filed with the SEC on February 5, 2021, February 8, 2021, February  24, 2021, March  11, 2021 (only the first Form 8-K filed on such date), March  25, 2021, April  16, 2021 and April 21, 2021.

We also incorporate by reference into this prospectus any future filings made by Noble with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion or termination of the offering of the securities. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report.

You may obtain copies of any of these filings as described below, through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Richard B. Barker

Noble Corporation

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

v

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus, is not complete and does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the Explanatory Note and the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also read and carefully consider, among other things, the information under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in this prospectus and the documents incorporated by reference herein and the consolidated financial statements and the notes thereto included in our most recent Annual Report on Form 10-K before making an investment decision. Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Noble,” the “Company,” “we,” “us” and “our” refer collectively to Noble and its consolidated subsidiaries when referring to periods following the Effective Date, and to Legacy Noble and its consolidated subsidiaries when referring to periods prior to the Effective Date.

Our Company

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. Noble focuses on a balanced, high-specification fleet of floating and jackup rigs and the deployment of its drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921.

Recent Events

Merger

On March 25, 2021, Noble entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Duke Merger Sub, LLC, a wholly-owned subsidiary of Noble (“Merger Sub”), and Pacific Drilling Company LLC (“Pacific Drilling”), providing for the merger of Merger Sub with and into Pacific Drilling (the “Merger”), with Pacific Drilling continuing as the surviving company and a wholly-owned subsidiary of Noble. The board of directors of Noble (the “Board”) and the board of directors of Pacific Drilling unanimously approved and adopted the Merger Agreement.

On April 15, 2021, Noble completed the Merger with Pacific Drilling. In connection with the Merger, and pursuant to the terms and conditions set forth in the Merger Agreement, (a) each membership interest in Pacific Drilling was converted into the right to receive 6.366 Ordinary Shares and (b) each of Pacific Drilling’s warrants outstanding immediately prior to the effective time of the Merger was converted into the right to receive 1.553 Ordinary Shares.

Merger Registration Rights Agreement

On April 15, 2021, in connection with the closing of the Merger, Noble entered into a registration rights agreement (the “Merger RRA”) with each of the holders identified therein (the “Merger RRA Holders”), pursuant to which, among other things, Noble will be required to file with the SEC a registration statement registering for resale the Ordinary Shares issuable to the Merger RRA Holders upon consummation of the Merger, and subject to certain limitations set forth therein, certain Merger RRA Holders have customary shelf, demand and piggyback registration rights. In addition, pursuant to the Merger RRA, certain Merger RRA Holders have the right to require Noble, subject to certain limitations set forth therein, to effect a distribution of any or all of their Ordinary Shares by means of an underwritten offering. Noble is not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $20 million.

Risk Factors

Investing in the Ordinary Shares involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement, our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference. If any of these risks occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Ordinary Shares could decline significantly, and you could lose all or part of your investment.

Our Offices

Our principal executive offices are located at 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and our telephone number at that address is (281) 276-6100. Our website address is http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase the Ordinary Shares.

The Offering

The following summary contains basic information about the Ordinary Shares and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the Ordinary Shares, see “Description of Capital Stock” in this prospectus.

Issuer	Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability.

Ordinary Shares to be Offered by the Selling Shareholders	25,368,247 Ordinary Shares, including up to 2,541,708 Ordinary Shares issuable upon the exercise of the Warrants.

Ordinary Shares to be outstanding as of April 12, 2021 and after giving effect to this offering (assuming exercise of all Warrants whose Ordinary Shares are being offered hereby)	46,078,344 Ordinary Shares.

Use of Proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders pursuant to this prospectus. See “Use of Proceeds.”

Absence of a Public Market	There is currently no established public trading market for the Ordinary Shares, and there can be no assurance that a public trading market will develop.

Risk Factors	Investing in the Ordinary Shares involves significant risks. You should carefully read and consider the information beginning on page 4 of this prospectus under “Risk Factors” and all other information in this prospectus and the documents incorporated by reference herein before deciding to invest in the Ordinary Shares.

RISK FACTORS

Investing in the Ordinary Shares involves significant risks. Before making an investment decision, you should carefully consider the specific risk factors set forth below, the risks described elsewhere in this prospectus and the risks described under “Risk Factors” and elsewhere in any prospectus supplement, our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents incorporated by reference herein. If any of these risks occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Ordinary Shares could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Merger

The integration of Pacific Drilling into the combined company may not be as successful as anticipated, and the combined company may not achieve the intended benefits or do so within the intended timeframe.

The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other risks, including potential liabilities associated with the acquired business. Difficulties in integrating Pacific Drilling into the combined company may result in the combined company performing differently than expected, in operational challenges or in the delay or failure to realize anticipated expense-related efficiencies, and could have an adverse effect on the financial condition, results of operations or cash flows of Noble. Potential difficulties that may be encountered in the integration process include, among other factors:

•

the inability to successfully integrate the businesses of Pacific Drilling into the combined company, operationally and culturally, in a manner that permits Noble to achieve the full revenue and cost savings anticipated from the Merger;

•	complexities associated with managing a larger, more complex, integrated business;

•	not realizing anticipated synergies;

•	the inability to retain key employees and otherwise integrate personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses associated with the Merger;

•	difficulty or inability to comply with the covenants of the debt of the combined company;

•	integrating relationships with customers, vendors and business partners;

•

performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating Pacific Drilling’s operations into the combined company; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Additionally, the success of the Merger will depend, in part, on the combined company’s ability to realize the anticipated benefits and cost savings from combining Noble’s and Pacific Drilling’s businesses. The anticipated benefits and cost savings of the Merger may not be realized fully or at all, may take longer to realize than expected or could have other adverse effects that Noble does not currently foresee. Some of the assumptions that Noble has made, such as the achievement of certain synergies, may not be realized.

Certain shareholders own a substantial percentage of the Ordinary Shares. Certain of such shareholders may also have received additional Ordinary Shares in the Merger. As a result, the risks relating to concentrated ownership of the Ordinary Shares, described in Part I, Item 1A, “Risk Factors—Risks Related to Our Business and Operations—Future sales or the availability for sale of substantial amounts of the New Shares, or the perception that these sales may occur, could, if the New Shares are listed on a national securities exchange, adversely affect the trading price of the New Shares and could impair our ability to raise capital through future sales of equity securities” in the 2020 Form 10-K, would be increased.

Risks Related to the Notes

Noble conducts substantially all of its business through Finco and its subsidiaries, and the indenture governing the Notes contains operating and financial restrictions that may restrict Finco’s business and financing activities.

On the Effective Date, and pursuant to the terms of the Plan, Finco issued an aggregate principal amount of $216 million of senior secured second lien notes (the “Notes”). The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured second-priority basis, by the direct and indirect subsidiaries of Finco that are Credit Parties under the Exit Credit Facility (as defined herein). The Notes and such guarantees are secured by senior priority liens on the assets subject to liens securing the Exit Credit Facility, including the equity interests in Finco and each guarantor of the Notes, all of the rigs owned by the Company as of the Effective Date or acquired thereafter, certain assets related thereto, and substantially all other assets of Finco and such guarantors, in each case, subject to certain exceptions and limitations. Finco is entitled to pay interest on the Notes in the form of additional Notes (“PIK Notes”) at its option in lieu of paying cash interest. As a result, we cannot assure you that Finco will make cash interest payments on the Notes. The payment of interest through PIK Notes will increase the amount of Finco’s indebtedness and increase the risks associated with its level of indebtedness.

Noble conducts substantially all of its business through Finco and its subsidiaries. The primary restrictive covenants contained in the indenture under which the Notes were issued limit Finco’s ability and the ability of certain of its subsidiaries to pay dividends or make other distributions or repurchase or redeem its capital stock and certain indebtedness, create liens securing certain indebtedness, incur certain indebtedness, consolidate, merge or transfer all or substantially all of its properties and assets, enter into transactions with affiliates and dispose of assets and use proceeds from the dispositions of assets.

Finco’s ability to comply with the covenants and restrictions contained in the indenture governing the Notes may be affected by events beyond its control. If market or other economic conditions deteriorate, Finco’s ability to comply with these covenants and restrictions may be impaired. A failure to comply with the covenants, ratios or tests in the indenture governing the Notes, if not cured or waived, could have a material adverse effect on Finco’s and our business, financial condition and results of operations. Finco’s existing and future indebtedness may have cross-default and cross-acceleration provisions. Upon the triggering of any such provision, the relevant creditor may:

•	not be required to lend any additional amounts to Finco;

•

elect to declare all borrowings outstanding due to them, together with accrued and unpaid interest and fees, to be due and payable (and, with respect to Finco’s secured indebtedness, foreclose on the collateral securing such indebtedness);

•	elect to require that all obligations accrue interest at the default rate provided therein, if such rate has not already been imposed;

•	have the ability to require Finco to apply all of its available cash to repay such borrowings; and/or

•	prevent Finco from making debt service payments under its other agreements,

any of which could result in an event of default under the Notes.

If any of Finco’s existing indebtedness were to be accelerated, there can be no assurance that it would have, or be able to obtain, sufficient funds to repay such indebtedness in full. Even if new financing were available, it may be on terms that are less attractive to Finco than the Exit Credit Facility or the Notes or it may not be on terms that are acceptable to Finco.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated in this prospectus, including those regarding the impact of our emergence from bankruptcy on our business and relationships, Noble’s plan to list its equity on a national securities exchange, the global novel strain of coronavirus (“COVID-19”) pandemic and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producing nations (together with OPEC, “OPEC+”), and any expectations we may have with respect thereto, and those regarding rig demand, peak oil, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy (including our business strategy post-emergence from bankruptcy), impairments, repayment of debt, credit ratings, liquidity, borrowings under any credit facilities or other instruments, sources of funds, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing, benefits or results of acquisitions or dispositions (including the benefits of the Merger and our plans, objectives, expectations and intentions related to the Merger), and timing for compliance with any new regulations, are forward-looking statements. When used in this prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to risks and uncertainties relating to our emergence from bankruptcy (including but not limited to our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy), the Merger (including the risk that the Merger disrupts the parties’ current plans and operations as a result of the consummation of the transactions contemplated by the Merger Agreement, the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees, costs related to the Merger, changes in applicable laws or regulations, the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors and the ability of the combined company to improve its operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties), the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the United States (“US”), actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations (including as a result of the change in the US presidential administration), compliance with or changes in regulatory requirements, violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. Actual results could differ materially from those expressed as a result of various factors. These factors include those referenced or described under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, or in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating an investment in the Ordinary Shares.

USE OF PROCEEDS

The Ordinary Shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See “Selling Shareholders.” All net proceeds from the sale of the Ordinary Shares will go to the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders pursuant to this prospectus. The selling shareholders will pay any underwriting fees, discounts or commissions and transfer taxes relating to the sale of the Ordinary Shares. We will pay all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, the SEC registration fee with respect to the Ordinary Shares covered by this prospectus, reasonable fees and expenses of our counsel, auditors and accountants and reasonable fees and expenses of underwriters to the extent customarily paid by issuers or sellers of securities.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Financial Information”) of Noble gives effect to the Plan, including the financing transactions contemplated thereunder. The Pro Forma Financial Information presents the financial information of Noble assuming the Plan’s Effective Date had occurred on December 31, 2020 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2020 for the unaudited pro forma condensed consolidated statement of operations.

The Pro Forma Financial Information presented herein is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. Adjustments are based on available information and certain assumptions that the Company believes are reasonable and supportable. The Pro Forma Financial Information should be read in conjunction with Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included in the 2020 Form 10-K.

Asset, liability and warrant valuations for fresh start accounting adjustments are preliminary. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the preliminary unaudited pro forma condensed consolidated balance sheet and the preliminary unaudited pro forma condensed consolidated statement of operations could significantly impact the reported values of assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material. Fresh start balances reflected as of the Plan’s Effective Date will also differ due to transactions occurring between December 31, 2020 and the Plan’s Effective Date. As such, the Pro Forma Financial Information is not intended to represent Noble’s actual post-Effective Date financial condition and results of operations, and any differences could be material.

Noble’s historical financial statements will not be comparable to Noble’s financial statements after emergence from Chapter 11 due to the effects of the Plan and the adoption and application of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 852, Reorganizations (“ASC Topic 852”) under accounting principles generally accepted in the United States of America (“GAAP”). The Pro Forma Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

Reorganization Adjustments

The Reorganization Adjustments column of the Pro Forma Financial Information gives effect to the consummation of the Plan, including the following transactions:

•	Legacy Noble’s previously outstanding ordinary shares and equity-based awards were cancelled, extinguished and discharged against the issue of the Tranche 3 Warrants (as defined herein);

•	all amounts outstanding under the 2017 Credit Facility (as defined in the 2020 Form 10-K), including the interest, were paid in full;

•	all of our then outstanding senior notes were settled for the Ordinary Shares, Tranche 1 Warrants and Tranche 2 Warrants;

•	the issuance of 50 million Ordinary Shares;

•	professional services fees incurred after December 31, 2020 through the Effective Date; and

•

the issuance of $216 million of the Notes and our entry into the new $675 million senior secured revolving credit facility (with a $67.5 million sublimit for the issuance of letters of credit thereunder) (the “Exit Credit Facility”) with initial borrowings of $177.5 million.

Fresh Start Adjustments

We adopted fresh start accounting in accordance with ASC Topic 852 as of the Effective Date of our emergence from reorganization under Chapter 11, resulting in reorganized Noble becoming the successor (solely for purposes of the Pro Forma Financial Information, the “Successor”) for financial reporting purposes. In accordance with ASC Topic 852, with the application of fresh start accounting, the Company allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC Topic 805, “Business Combinations.” Liabilities subject to compromise of the predecessor entity (solely for purposes of the Pro Forma Financial Information, the “Predecessor”) were either reinstated or extinguished as part of the reorganization.

The Successor enterprise value of the reorganized Company, as approved by the Bankruptcy Court in support of the Plan, was estimated to be $1.3 billion, which represented the mid-point of a determined range. A pro forma reorganization value of approximately $1.8 billion was then determined by adding non-interest bearing liabilities and cash adjustments to the $1.3 billion enterprise value. The Company’s enterprise value was determined with the assistance of a third-party valuation expert who used available comparable market data and quotations, discounted cash flow analysis and other internal financial information and projections. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the value of Noble’s shares subsequent to the Effective Date may differ materially from the equity presented for accounting purposes under GAAP.

NOBLE CORPORATION AND SUBSIDIARIES

Pro Forma Unaudited Condensed Consolidated Balance Sheet

(Unless otherwise indicated, dollar amounts are in thousands)

As of December 31, 2020

(Unaudited)

	Historical	Transaction Accounting Adjustments				Pro Forma
		Reorganization Adjustments		Fresh Start Adjustments
Assets
Current assets
Cash and cash equivalents	$343,332	$(206,077)	(a)	$—		$137,255
Accounts receivable, net	147,863	—		—		147,863
Taxes receivable	30,767	—		—		30,767
Prepaid expenses and other current assets	80,322	(19,997)	(a)	(10,687)	(h)	49,638

Total current assets	602,284	(226,074)		(10,687)		365,523

Intangible assets				113,389	(i)	113,389
Property and equipment, at cost	4,777,697	—		(3,563,758)	(j)	1,213,939
Accumulated depreciation	(1,200,628)	—		1,200,628	(j)	—

Property and equipment, net	3,577,069	—		(2,363,130)		1,213,939

Other assets	84,584	13,236	(b)(d)(e)	(12,859)	(h)	84,961

Total assets	$4,263,937	$(212,838)		$(2,273,287)		$1,777,812

Liabilities
Current liabilities
Accounts payable	$95,159	$11,056	(c)	$—		$106,215
Accrued payroll and related costs	36,553	—		—		36,553
Taxes payable	36,819	—		—		36,819
Other current liabilities	49,820	20,464	(c)	(34,990)	(h)	35,294

Total current liabilities	218,351	31,520		(34,990)		214,881

Long-term debt	—	351,454	(d)	42,046	(k)	393,500
Deferred income taxes	9,292	(17,387)	(e)	29,610	(e)	21,515
Other liabilities	108,039	21,018	(c)	(24,896)	(h)	104,161
Liabilities subject to compromise	4,239,643	(4,239,643)	(c)	—		—

Total liabilities	4,575,325	(3,853,038)		11,770		734,057

Shareholders’ equity
Common stock (Predecessor)	2,511	(2,511)	(g)	—		—
Common stock (Successor)	—	1	(g)	—		1
Additional paid-in-capital (Predecessor)	814,796	(814,796)	(g)	—		—
Additional paid-in-capital (Successor)	—	1,043,754	(g)	—		1,043,754
Retained earnings (accumulated deficit)	(1,070,683)	3,413,752	(f)	(2,343,069)	(l)	—
Accumulated other comprehensive loss	(58,012)	—		58,012	(l)	—

Total shareholders’ equity	(311,388)	3,640,200		(2,285,057)		1,043,755

Total liabilities and equity	$4,263,937	$(212,838)		$(2,273,287)		$1,777,812

NOBLE CORPORATION AND SUBSIDIARIES

Pro Forma Unaudited Condensed Consolidated Statement of Operations

(Unless otherwise indicated, dollar and outstanding share amounts are in thousands)

Year Ended December 31, 2020

(Unaudited)

	Historical	Transaction Accounting Adjustments				Pro Forma (including reorganization items, net)	Transaction Accounting Adjustments	Pro Forma
		Reorganization Adjustments		Fresh Start Adjustments			Removal of Reorganization Items, net
Operating revenues
Contract drilling services	$909,236	$—		$(58,373)	(q)	$850,863	$—	$850,863
Reimbursables and other	55,036	—		—		55,036	—	55,036

	964,272	—		(58,373)		905,899	—	905,899

Operating costs and expense
Contract drilling services	567,487	3,708	(m)(p)	—		571,195	—	571,195
Reimbursables	48,188	—		—		48,188	—	48,188
Depreciation and amortization	374,129	—		(296,721)	(r)	77,408	—	77,408
General and administrative	121,196	4,520	(m)	—		125,716	—	125,716
Pre-petition charges	14,409	—		—		14,409	—	14,409
Loss on impairment	3,915,408	—		—		3,915,408	—	3,915,408

	5,040,817	8,228		(296,721)		4,752,324	—	4,752,324

Operating income (loss)	(4,076,545)	(8,228)		238,348		(3,846,425)	—	(3,846,425)
Other income (expense)
Interest expense, net of amounts capitalized	(164,653)	113,981	(n)	—		(50,672)	—	(50,672)
Gain on extinguishment of debt, net	17,254	—		—		17,254	—	17,254
Interest income and other, net	9,012	—		—		9,012	—	9,012
Reorganization items, net	(23,930)	2,577,291	(o)	(2,312,902)	(l)	240,459	(240,459)	—

Income (loss) from continuing operations before income taxes	(4,238,862)	2,683,044		(2,074,554)		(3,630,372)	(240,459)	(3,870,831)
Income tax benefit (provision)	260,403	17,281	(s)	(17,376)	(s)	260,308	—	260,308

Net income (loss)	$(3,978,459)	$2,700,325		$(2,091,930)		$(3,370,064)	$(240,459)	$(3,610,523)

Basic net loss per share	$(15.86)					$(67.40)		$(72.21)
Diluted net loss per share	$(15.86)					$(67.40)		$(72.21)
Weighted average shares outstanding
Basic	250,792					50,000		50,000
Diluted	250,792					50,000		50,000

NOBLE CORPORATION AND SUBSIDIARIES

Notes to Pro Forma Unaudited Condensed Consolidated Financial Information

(Unless otherwise indicated, dollar amounts are in thousands)

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed consolidated statement of operations, unaudited pro forma condensed consolidated balance sheet and explanatory notes present the Pro Forma Financial Information of Noble assuming the consummation of the Plan had occurred on December 31, 2020 for the unaudited condensed consolidated balance sheet and on January 1, 2020 for the unaudited condensed consolidated statement of operations.

The following are descriptions of the columns included in the accompanying Pro Forma Financial Statements:

•	Historical—Represents the historical condensed consolidated statement of operations and historical condensed consolidated balance sheet of Noble as of and for the period ended December 31, 2020.

•

Reorganization and Fresh Start Adjustments—Represents reorganization adjustments as of and for the year ended December 31, 2020, assuming the Effective Date of the Plan had occurred on December 31, 2020 for the unaudited condensed consolidated balance sheet and January 1, 2020 for the unaudited condensed consolidated statement of operations, and for the adoption of fresh start accounting.

•

Removal of Reorganization Items, net—These are non-recurring expenses, gains and losses that are realized or incurred as a direct result of the Chapter 11 Cases recorded under “Reorganization items, net.” Such amounts relate to Noble’s Predecessor period and have been removed for a fair presentation of the pro forma statement of operations.

Note 2. Pro Forma Adjustments

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

Reorganization Adjustments

(a) Cash and cash equivalents

Pro forma changes in cash and cash equivalents include the following sources and used of cash:

Proceeds from the Notes	$200,000
Proceeds from the Exit Credit Facility	177,500
Payment of issuance costs for Exit Credit Facility	(10,139)
Release of restricted cash	19,997
Payment of Paragon litigation	(7,700)
Payment of professional service fees, including success fees	(35,641)
Payment of Predecessor 2017 Credit Facility and related accrued interest	(550,019)
Payment of recurring debt fees	(75)

Change in Cash and cash equivalents	$(206,077)

(b) Other assets

Capitalization of $15.1 million of deferred financing fee related to the Successor Exit Credit Facility, net of a $1.7 million reclassification of deferred financing costs associated with the Notes to long-term debt and $0.1 million of tax impacts.

(c) Liabilities subject to compromise

Liabilities subject to compromise settled in accordance with the Plan and the resulting gain was determined as follows:

4.900% senior notes due Aug. 2020	$62,535
4.625% senior notes due Mar. 2021	79,936
3.950% senior notes due Mar. 2022	21,213
7.750% senior notes due Jan. 2024	397,025
7.950% senior notes due Apr. 2025	450,000
7.875% senior notes due Feb. 2026	750,000
6.200% senior notes due Aug. 2040	393,596
6.050% senior notes due Mar. 2041	395,002
5.250% senior notes due Mar. 2042	483,619
8.950% senior notes due Apr. 2045	400,000
2017 Credit Facility	545,000
Accrued and unpaid interest	110,301
Accounts payable and other liabilities	37,447
Litigation	93,000
Lease liabilities	20,969

Total consolidated liabilities subject to compromise	$4,239,643

Less: Payment of Predecessor 2017 Credit Facility and related accrued interest	$(550,019)
Less: Issuance of Ordinary Shares	(879,297)
Less: Issuance of Tranche 1 Warrants and Tranche 2 Warrants	(141,029)
Less: Payment of Paragon litigation	(7,700)
Reinstatement of Accounts payable	(11,056)
Reinstatement of Other current liabilities	(20,464)
Reinstatement of Other noncurrent liabilities	(21,018)

Gain on settlement of liabilities subject to compromise	$2,609,060

(d) Long-term debt

Reflects outstanding net borrowings under the Notes and the Exit Credit Facility:

Draw on Successor Exit Credit Facility	$177,500
Issuance of Notes	216,000
Discount on Notes	(16,000)
Reclass of Notes deferred financing cost from other assets	(1,718)
Additional deferred financing cost on Notes	(2,706)
Backstop premium paid in equity, treated as deferred financing cost	(21,622)

Long-term debt, net of issuance costs	$351,454

(e) Deferred income taxes

Reflects the write off of US deferred tax and valuation allowance balances due to cancellation of debt. New deferred tax balances were established for favorable contracts with customers due to adoption of fresh start accounting.

(f) Retained earnings and Predecessor equity

The decrease in accumulated deficit resulted from the following:

Gain on settlement of Liabilities subject to compromise	$2,609,060
Professional service fees, including success fees	(28,013)
Cancellation of Predecessor equity and stock compensation	817,307
Recurring debt fees	(75)
Issue of Tranche 3 Warrants to existing equity holders	(1,807)
Adjustments to tax	17,280

Change in Predecessor retained earnings	$3,413,752

(g) Ordinary Shares and Additional paid-in-capital

Reflects the issuance of 50 million Ordinary Shares and the Tranche 1 Warrants, Tranche 2 Warrants and Tranche 3 Warrants per the Plan, and the cancellation of previously outstanding ordinary shares of Legacy Noble.

Fresh Start Adjustments

(h) Other assets and liabilities

Reflects an adjustment of capitalized deferred costs and deferred revenue due to the adoption of fresh start accounting.

(i) Intangible assets

Reflects the preliminary fair value adjustment of favorable contracts with customers due to the adoption of fresh start accounting.

(j) Property and equipment, net

Reflects the preliminary fair value adjustment of $2,363 million to property and equipment, net due to the adoption of fresh start accounting.

(k) Long-term debt

Reflects a fair value adjustment to the carrying value of the Notes due to adoption of fresh start accounting.

(l) Impact of Fresh Start Accounting

For the unaudited pro forma condensed consolidated balance sheet, reflects the cumulative impact of fresh start accounting adjustments and the elimination of Predecessor accumulated other comprehensive loss and accumulated deficit. For the unaudited pro forma condensed consolidated statement of operations, reflects the cumulative impact of fresh start accounting adjustments, excluding tax impacts.

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations

Reorganization Adjustments

(m) Stock based compensation

Reflects an increase in stock-based compensation expense based on the new awards issued.

(n) Interest Expense

The adjustment reflects change of interest expense as a result of the Plan. The Plan provides for the repayment and settlement of Predecessor’s 2017 Credit Facility and senior notes, respectively. Upon emergence, we entered into a new Exit Credit Facility and issued Notes with interest rate of LIBOR + 4.75% and 15% payable semi-annually by paid in kind notes, respectively. The pro forma adjustments to interest expense was calculated as follows:

Reversal of Predecessor interest expense including amortization of deferred financing costs	$(162,156)
Pro forma interest on the Successor Exit Credit Facility and Notes	45,286
Amortization of Successor deferred financing costs	2,889

Pro forma adjustment for interest expense	$(113,981)

Assuming an increase in interest rates on the Exit Credit Facility and the Notes of 1/8%, pro forma interest would increase by $0.5 million.

(o) Reorganization Items, net

The adjustment represents the estimated remaining costs that were directly attributable to the Chapter 11 reorganization including the following:

Professional fees	$(13,223)
Acceleration of unrecognized Predecessor share-based compensation	(18,546)
Gain on settlement of liabilities subject to compromise	2,609,060

Pro forma adjustment to reorganization items, net	$2,577,291

(p) Includes $600 thousand related to the rejection of an executory contract per the Plan.

Fresh Start Adjustments

(q) Revenue

Adjustment reflects the amortization of favorable contracts with customers as a result of adopting fresh start accounting. The remaining useful life of the favorable contracts range between 1-3 years.

(r) Depreciation and amortization

Reflects the pro forma decrease in depreciation expense based on new preliminary asset values as a result of adopting fresh start accounting. The pro forma adjustment to depreciation expense was calculated as follows:

Removal of Predecessor depreciation expense	$(373,579)
Pro forma depreciation expense	76,858

Pro forma adjustment for depreciation and amortization	$(296,721)

Drilling equipment and facilities are depreciated using the straight-line method over their estimated useful lives as of the date placed in service or date of major refurbishment. Estimated useful lives of our drilling equipment range from three to thirty years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from two to forty years.

(s) Income Tax

Reflects the pro forma adjustment to tax expense as a result of reorganization adjustments and adopting fresh start accounting. The income tax impact was calculated by applying the appropriate statutory tax rate of the respective tax jurisdictions to which the pro forma adjustments relate and which are reasonably expected to occur.

SELLING SHAREHOLDERS

This prospectus relates to the resale, from time to time, by the selling shareholders included in the table below, which we refer to collectively as the selling shareholders, of up to 25,368,247 Ordinary Shares, including up to 2,541,708 Ordinary Shares issuable upon the exercise of the Warrants. The Tranche 1 Warrants and the Tranche 2 Warrants are exercisable at the option of the holder thereof until February 4, 2028. The Penny Warrants have no stated expiration date; however, the Penny Warrants will expire 30 days after the consummation of a Fundamental Transaction (as defined in the Penny Warrant Agreement) to the extent any Penny Warrants then remain outstanding. This prospectus also relates to an indeterminate number of Ordinary Shares that may become issuable upon exercise of the Warrants as a result of anti-dilution adjustments. The Ordinary Shares are being registered pursuant to registration rights granted to the selling shareholders under the Registration Rights Agreement.

The information provided below with respect to the selling shareholders has been furnished to us by or on behalf of the selling shareholders and is current as of April 12, 2021. Such information does not reflect the closing of the Merger on April 15, 2021.

The selling shareholders may offer any or all of their Ordinary Shares for resale from time to time pursuant to this prospectus. However, the selling shareholders are under no obligation to sell any of the Ordinary Shares offered pursuant to this prospectus. Because the selling shareholders may sell none, all or some of the Ordinary Shares owned by them, we cannot estimate the number or percentage of Ordinary Shares that will be beneficially owned by the selling shareholders after this offering and have therefore made certain assumptions with respect thereto as indicated in the table below. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the Ordinary Shares owned by them, all or some of the Ordinary Shares owned by them in transactions exempt from the registration requirements of the Securities Act.

To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of the Ordinary Shares, except in connection with (i) the Registration Rights Agreement, (ii) the Plan, (iii) a Restructuring Support Agreement, dated July 31, 2020 (as amended by the First Amendment thereto, dated August 20, 2020), among the Debtors and certain noteholders of Legacy Noble, (iv) a Backstop Commitment Agreement, dated October 12, 2020 (the “Backstop Commitment Agreement”), among the Debtors and the backstop parties thereto (collectively, the “Backstop Parties”), pursuant to which Noble and Finco consummated on the Effective Date a rights offering of Notes and associated Ordinary Shares at an aggregate subscription price of $200 million, (v) the Relationship Agreement described below, (vi) the Board Observer Agreement described below and (vii) the director designation right described under “Description of Capital Stock—Director Designation Right.”

Pursuant to the Plan, on the Effective Date, Noble, certain funds and accounts (the “Investors”) for which Pacific Investment Management Company LLC (the “Investor Manager”) serves as investment manager, adviser or sub-adviser, as applicable, and certain of the former holders (or investment advisors or managers to such holders) of certain series of Legacy Noble’s then outstanding senior notes entered into a Relationship Agreement (the “Relationship Agreement”), pursuant to which, among other things, Noble agreed that until the earlier of such time as the Investors cease to hold in the aggregate 35% or more of the Outstanding Ordinary Shares (as defined in the Relationship Agreement) and the fourth anniversary of the Effective Date, Noble will not remove its Chief Executive Officer or appoint a replacement Chief Executive Officer unless it obtains the prior written consent of the Investors by the Investor Manager acting on their behalf (such consent not to be unreasonably withheld, conditioned or delayed).

Also on the Effective Date, Noble and the Investor Manager entered into a Board Observer Agreement (the “Board Observer Agreement”), pursuant to which, among other things, Noble agreed that until such time as the Investors cease to hold in the aggregate 20% or more of the outstanding Ordinary Shares, the Investor Manager will have the right to designate an individual to attend meetings of the Board and of committees of the Board, subject to customary exceptions and conditions. The Investor Manager has designated a board observer pursuant to the Board Observer Agreement.

Name of Selling Shareholder (1)	Number of Ordinary Shares Beneficially Owned Prior to Offering (2)	Number of Ordinary Shares That May Be Offered Hereby (2)	Number of Ordinary Shares Beneficially Owned After Offering (3)	Percentage of Ordinary Shares Beneficially Owned After Offering (3)
Investors for which Pacific Investment Management Company LLC serves as investment manager, adviser or sub-adviser (4)	20,659,812	20,659,812	—	—%
GoldenTree Funds (5)	7,640,939	715,882	6,925,057	9.9	% (6)
Investors for which Goldman Sachs Asset Management, L.P. serves as investment manager, investment adviser or sub-adviser (7)	1,288,293	30,919	1,257,374	2.9%
Entities affiliated with Nomura Corporate Research and Asset Management Inc. (8)	186,095	22,933	163,162	*
PFM Multi-Manager Fixed Income Fund (9)	94	76	18	*
Sefton Place Fund (10)	168,385	4,440	163,945	*
Stichting Blue Sky Active High Yield Fixed Income USA Fund (11)	497	413	84	*
Citadel Equity Fund Ltd. (12)	601,825	157,267	444,558	1.0%
Entities affiliated with Brigade Capital Management, LP (13)	975,577	584,347	391,230	*
Canyon CZR Holdings LLC (14)	9,248,591	1,381,194	7,867,397	9.9	% (15)
King Street Capital Management, L.P. (16)	5,719,920	1,502,868	4,217,052	9.7%
Avenue Energy Opportunities Partners II, LLC (17)	2,361,509	308,096	2,053,413	4.7%

*	Less than 1%.

(1)

The number of Ordinary Shares shown in the table includes Ordinary Shares that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

The number of Ordinary Shares owned prior to the offering and the number of Ordinary Shares that may be offered hereby include both the Ordinary Shares previously issued and the Ordinary Shares issuable upon the exercise of the Warrants. As a result of provisions in the Tranche 1 Warrant Agreement, the Tranche 2 Warrant Agreement and the Penny Warrant Agreement (each as defined herein), certain beneficial owners of the Ordinary Shares do not have the right to exercise Warrants, to the extent that, after giving effect to the issuance of Ordinary Shares after such exercise, such beneficial owner (together with its affiliates and any other person whose Ordinary Shares would be aggregated with such beneficial owner under Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC (the “Attribution Parties”)) would beneficially own in excess of 9.9% of the number of Ordinary Shares outstanding immediately after giving effect to such issuance.

(3)

Assumes (i) the exercise of all Warrants whose Ordinary Shares are being offered hereby and (ii) the selling shareholders sell all of the Ordinary Shares offered pursuant to this prospectus. The percentage of Ordinary Shares beneficially owned is based upon 43,536,636 Ordinary Shares outstanding as of April 12, 2021.

(4)

According to information provided by Pacific Investment Management Company LLC, the number of Ordinary Shares beneficially owned prior to the offering and the number of Ordinary Shares that may be offered hereby consist of 20,033,986 Ordinary Shares previously issued and 625,826 Ordinary Shares issuable upon the exercise of outstanding Warrants. Pacific Investment Management Company LLC, as the investment manager, adviser or sub-adviser of the funds and accounts who are the holders of record of the referenced Ordinary Shares to be registered, may be deemed to have or to share voting and dispositive power over the referenced Ordinary Shares. The address for such funds and accounts is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.

(5)

According to information provided by the GoldenTree Funds (as defined herein), the number of Ordinary Shares beneficially owned prior to the offering consists of 2,111,675 Ordinary Shares previously issued and 5,529,264 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 715,882 Ordinary Shares issuable upon the exercise of outstanding Warrants. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 2,045,208 Ordinary Shares previously issued, and 5,318,951 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GTAM 110 Designated Activity Company, (ii) 13,798 Ordinary Shares previously issued, and 119,613 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by GT NM, LP and (iii) 52,669 Ordinary Shares previously issued, and 90,700 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned by San Bernardino County Employees Retirement Association. The GoldenTree Funds cannot exercise all Warrants held by them due to an exercise blocker provision in the applicable Warrant Agreements (see footnote (2) to this table). Due to (i) the operation of such exercise blocker and (ii) the number of Ordinary Shares previously issued to, and the number of Ordinary Shares issuable upon the exercise of outstanding Warrants collectively held by, the GoldenTree Funds and its Attribution Parties as of April 12, 2021, the GoldenTree Funds may only exercise 2,440,000 Warrants. GTAM 110 Designated Activity Company, GT NM, LP and San Bernardino County Employees Retirement Association are collectively referred to as the “GoldenTree Funds.” Investment power over the GoldenTree Funds is held by GoldenTree Asset Management LP (the “GoldenTree Advisor”). The general partner of the GoldenTree Advisor is GoldenTree Asset Management LLC (the “GoldenTree General Partner”). Steven A. Tananbaum is the managing member of the GoldenTree General Partner. The address for the GoldenTree Funds is 300 Park Ave, 21st Floor, New York, New York 10022.

(6)	For purposes of the percentage of Ordinary Shares beneficially owned after the offering, see footnotes (2) and (5) to this table.

(7)

According to information provided by Goldman Sachs Asset Management, L.P., the number of Ordinary Shares beneficially owned prior to the offering consists of 1,254,058 Ordinary Shares previously issued and 34,235 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 30,919 Ordinary Shares previously issued. The number of Ordinary Shares that may be offered hereby consists of (i) 884 Ordinary Shares by Goldman Sachs Institutional Funds PLC—Global High Yield Portfolio II, (ii) 4,759 Ordinary Shares by Goldman Sachs Trust - Goldman Sachs High Yield Fund, (iii) 3,897 Ordinary Shares by Goldman Sachs Funds—Goldman Sachs Global High Yield Portfolio, (iv) 5,710 Ordinary Shares by Goldman Sachs Trust—Goldman Sachs High Yield Floating Rate Fund, (v) 4,135 Ordinary Shares by Goldman Sachs Trust—Goldman Sachs Income Builder Fund, (vi) 2,736 Ordinary Shares by Goldman Sachs Lux Investment Funds—High Yield Floating Rate Portfolio (Lux), (vii) 397 Ordinary Shares by Strategic U.S. Income and Growth Fund, (viii) 833 Ordinary Shares by UBS Switzerland AG—Wealth Management—High Yield, (ix) 5,098 Ordinary Shares by SEI Investments Company—Broad Opportunistic Credit, (x) 770 Ordinary Shares by Sidera Funds SICAV—Global High Yield and (xi) 1,700 Ordinary Shares by Factory Mutual Insurance Company. Goldman Sachs Asset Management L.P. serves as the investment manager to each of the GSAM funds and accounts. The Fixed Income Portfolio Management Team of Goldman Sachs Asset Management, L.P. may be deemed to have or to share voting and investment power with respect to the Ordinary Shares held by the GSAM funds and accounts. The address for the foregoing persons is 200 West Street, 3rd Floor, New York, New York 10282.

(8)

According to information provided by Nomura Corporate Research and Asset Management Inc. (“NCRAM”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 186,095 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 22,933 Ordinary Shares previously issued. The registered holders of the referenced Ordinary Shares to be registered are the following funds and accounts under the management of NCRAM:

Nomura Funds Ireland plc—US High Yield Bond Fund, California Public Employees’ Retirement System, Stichting PGGM Depositary, American Century Investment Trust – NT High Income Fund, The Regents of the University of California, General Dynamics Corporation Group Trust, American Century Investment Trust – High Income Fund, Teachers’ Retirement System of the City of New York, New York City Employees’ Retirement System, Kapitalforeningen MP Invest High yield obligationer V, Mars Associates Retirement Plan, PensionDanmark Pensionforsikringsaktieselskab, The State of Connecticut Acting Through Its treasurer, Kapitalforeningen Industriens Pension Portfolio, High Yield obligationer III, Stichting Bewaarder Syntrus Achmea Global High Yield Pool, New York City Board of Education Retirement System, Barclays Multi-Manager Fund PLC, Best Investment Corporation, Aegon Custody B.V., Montgomery County Employees’ Retirement System, Pensionskasse SBB, New York City Police Pension Fund, Investeringsforeningen Lagernes Invest, L3Harris Pension Master Trust, National Railroad Retirement Investment Trust, Ohio Public Employees Retirement System, PACE High Yield Investments, Stichting Pensioenfonds Hoogovens, Delta Master Trust, Commonwealth of Massachusetts Employees Deferred Compensation Plan, Louisiana State Employees’ Retirement System, Pinnacol Assurance, Suzuka Inka, New York City Fire Department Pension Fund, Northern Multi-Manager High Yield Opportunity Fund, Stichting Mars Pensioenfonds, Nomura Multi Managers Fund II—US High Yield Bond, Blue Cross and Blue Shield Association National Retirement Trust, Government of Guam Retirement Fund and Montgomery County Consolidated Retiree Health Benefits Trust (collectively, the “NCRAM Accounts”). NCRAM is the investment manager or sub-investment manager of the NCRAM Accounts and holds the power to direct investments and/or vote the securities held by the NCRAM Accounts. Nomura Holdings, Inc. is the ultimate parent holding company of NCRAM, which, in its capacity as a parent company, disclaims beneficial ownership of the Ordinary Shares except to the extent of its direct or indirect economic interest in NCRAM. The address for NCRAM is 309 W. 49th St., Worldwide Plaza, New York, New York 10019.

(9)

According to information provided by PFM Multi-Manager Fixed Income Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 94 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 76 Ordinary Shares previously issued. PFM Multi-Manager Fixed Income Fund is part of the PFM Multi-Manager Series Trust. PFM Asset Management LLC serves as the investment advisor for the PFM Multi-Manager Series Trust. The address for PFM Asset Management LLC is 213 Market Street, Harrisburg, Pennsylvania 17101.

(10)

According to information provided by Sefton Place Advisors, the number of Ordinary Shares beneficially owned prior to the offering consists of 155,943 Ordinary Shares previously issued and 12,442 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 4,440 Ordinary Shares previously issued. Sefton Place Advisors, as the investment adviser of Sefton Place Fund, may be deemed to have voting and investment power over the referenced Ordinary Shares. The address for Sefton Place Fund is c/o Sefton Place Advisors, 25 Green Street, Mayfair, W1K 7AX, London, United Kingdom.

(11)

According to information provided by Stichting Blue Sky Active High Yield Fixed Income USA Fund, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 497 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 413 Ordinary Shares previously issued. The address for Stichting Blue Sky Active High Yield Fixed Income USA Fund is Prof. E.M. Meijerslaan 1, 1183 AV Amstelveen, The Netherlands.

(12)

According to information provided by Citadel Equity Fund Ltd. (“CEFL”), the number of Ordinary Shares beneficially owned prior to the offering consists of 290,133 Ordinary Shares previously issued and 311,692 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 157,267 Ordinary Shares previously issued. Ordinary Shares are held by CEFL. Citadel Advisors LLC (“Citadel Advisors”) is the portfolio manager of CEFL. Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Kenneth Griffin owns a controlling interest in CGP. Mr. Griffin, as the owner of a controlling interest in CGP, may be deemed to have shared power to vote and/or shared power to dispose of the securities held by the underlying holder. The foregoing should not be construed as an admission that Mr. Griffin or any of the Citadel related entities listed above is the beneficial owner of any securities of Noble other than the securities actually owned by such person (if any). The address for CEFL is 601 Lexington Avenue, New York, New York 10022.

(13)

According to information provided by Brigade Capital Management, LP, the number of Ordinary Shares beneficially owned prior to the offering consists solely of 975,577 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 584,347 Ordinary Shares previously issued. The Ordinary Shares reported in this table consist of (i) 4,582 Ordinary Shares beneficially owned by Big River Group Fund SPC LLC prior to the offering, 2,744 Ordinary Shares that may be offered hereby and 1,838 Ordinary Shares beneficially owned after the offering; (ii) 46,024 Ordinary Shares beneficially owned by Blue Falcon Limited prior to the offering, 27,548 Ordinary Shares that may be offered hereby and 18,476 Ordinary Shares beneficially owned after the offering; (iii) 146,275 Ordinary Shares beneficially owned by Brigade Credit Fund II Ltd., 87,578 Ordinary Shares that may be offered hereby and 58,697 Ordinary Shares beneficially owned after the offering; (iv) 3,236 Ordinary Shares beneficially owned by Brigade Debt Funding I, Ltd. prior to the offering, 1,935 Ordinary Shares that may be offered hereby and 1,301 Ordinary Shares beneficially owned after the offering; (v) 2,648 Ordinary Shares beneficially owned by Brigade Debt Funding II, Ltd. prior to the offering, 1,584 Ordinary Shares that may be offered hereby and 1,064 Ordinary Shares beneficially owned after the offering; (vi) 38,962 Ordinary Shares beneficially owned by Brigade Distressed Value Master Fund Ltd. prior to the offering, 23,355 Ordinary Shares that may be offered hereby and 15,607 Ordinary Shares beneficially owned after the offering; (vii) 5,001 Ordinary Shares beneficially owned by Brigade Diversified Credit CIT prior to the offering, 2,996 Ordinary Shares that may be offered hereby and 2,005 Ordinary Shares beneficially owned after the offering; (viii) 243,383 Ordinary Shares beneficially owned by Brigade Leveraged Capital Structures Fund Ltd. prior to the offering, 145,937 Ordinary Shares that may be offered hereby and 97,410 Ordinary Shares beneficially owned after the offering; (ix) 4,374 Ordinary Shares beneficially owned by City of Phoenix Employees’ Retirement Plan prior to the offering, 2,619 Ordinary Shares that may be offered hereby and 1,755 Ordinary Shares beneficially owned after the offering; (x) 10,169 Ordinary Shares beneficially owned by Delta Master Trust prior to the offering, 6,095 Ordinary Shares that may be offered hereby and 4,074 Ordinary Shares beneficially owned after the offering; (xi) 3,252 Ordinary Shares beneficially owned by FCA Canada Inc. Elected Master Trust prior to the offering, 1,948 Ordinary Shares that may be offered hereby and 1,304 Ordinary Shares beneficially owned after the offering; (xii) 9,063 Ordinary Shares beneficially owned by FCA US LLC Master Retirement Trust prior to the offering, 5,425 Ordinary Shares that may be offered hereby and 3,638 Ordinary Shares beneficially owned after the offering; (xiii) 19,107 Ordinary Shares beneficially owned by FedEx Corporation Employees’ Pension Trust prior to the offering, 11,436 Ordinary Shares that may be offered hereby and 7,671 Ordinary Shares beneficially owned after the offering; (xiv) 13,575 Ordinary Shares beneficially owned by Future Directions Credit Opportunities Fund prior to the offering, 8,127 Ordinary Shares that may be offered hereby and 5,448 Ordinary Shares beneficially owned after the offering; (xv) 10,947 Ordinary Shares beneficially owned by Goldman Sachs Trust II—Goldman Sachs Multi-Manager Non-Core Fixed Income Fund prior to the offering, 6,556 Ordinary Shares that may be offered hereby and 4,391 Ordinary Shares beneficially owned after the offering; (xvi) 14,130 Ordinary Shares beneficially owned by Illinois State Board of Investment prior to the offering, 8,457 Ordinary Shares that may be offered hereby and 5,673 Ordinary Shares beneficially owned after the offering; (xvii) 5,357 Ordinary Shares beneficially owned by JPMorgan Chase Retirement Plan Brigade prior to the offering, 3,205 Ordinary Shares that may be offered hereby and 2,152 Ordinary Shares beneficially owned after the offering; (xviii) 36,106 Ordinary Shares beneficially owned by Los Angeles County Employees Retirement Association prior to the offering, 21,615 Ordinary Shares that may be offered hereby and 14,491 Ordinary Shares beneficially owned after the offering; (xix) 38,138 Ordinary Shares beneficially owned by Mediolanum Best Brands prior to the offering, 22,818 Ordinary Shares that may be offered hereby and 15,320 Ordinary Shares beneficially owned after the offering; (xx) 3,603 Ordinary Shares beneficially owned by New York City Fire Department Pension Fund, Subchapter Two prior to the offering, 2,157 Ordinary Shares that may be offered hereby and 1,446 Ordinary Shares beneficially owned after the offering; (xxi) 6,857 Ordinary Shares beneficially owned by New York City Police Pension Fund, Subchapter 2 prior to the offering, 4,105 Ordinary Shares that may be offered hereby and 2,752 Ordinary Shares beneficially owned after the offering; (xxii) 5,780 Ordinary Shares beneficially owned by Northrop Grumman Pension Master Trust prior to the offering, 3,456 Ordinary Shares that may be offered hereby and 2,324 Ordinary Shares beneficially owned after the offering; (xxiii) 48,535 Ordinary Shares beneficially owned by Panther BCM LLC prior to the offering, 29,111 Ordinary Shares that may be offered hereby and 19,424 Ordinary Shares beneficially owned after the offering; (xxiv) 23,926 Ordinary Shares beneficially owned by SAS Trustee Corporation prior to the offering, 14,306 Ordinary Shares that may be offered hereby and 9,620 Ordinary Shares beneficially owned after the offering; (xxv) 11,191 Ordinary Shares beneficially owned by SC Credit Opportunities Mandate, LLC prior to the offering, 6,702 Ordinary Shares that may be offered hereby and 4,489 Ordinary Shares beneficially owned after the offering; (xxvi) 17,732 Ordinary Shares beneficially owned by SEI Global Master Fund Plc the SEI High Yield Fixed Income Fund prior to the offering, 10,619 Ordinary Shares that may be offered hereby and 7,113 Ordinary Shares beneficially owned after the offering; (xxvii) 40,916 Ordinary Shares beneficially owned by SEI Institutional Investments Trust-High Yield Bond Fund prior to the offering, 24,510 Ordinary Shares that may be offered hereby and 16,406 Ordinary Shares beneficially owned after the offering; (xxviii) 2,760 Ordinary Shares beneficially owned by SEI Institutional Managed Trust—Multi-Strategy Alternative Fund prior to the offering, 1,654 Ordinary Shares that may be offered hereby and 1,106 Ordinary Shares beneficially owned after the offering; (xxix) 25,319 Ordinary Shares beneficially owned by SEI Institutional Managed Trust-High Yield Bond Fund prior to the offering, 15,164 Ordinary Shares that may be offered hereby and 10,155 Ordinary Shares beneficially owned after the offering; (xxx) 48,097 Ordinary Shares beneficially owned by St. James’s Place Diversified Bond Unit Trust prior to the offering, 28,779 Ordinary Shares that may be offered hereby and 19,318 Ordinary Shares beneficially owned after the offering; (xxxi) 37,281 Ordinary Shares beneficially owned by TCorpIM High Yield Fund prior to the offering, 22,287 Ordinary Shares that may be offered hereby and 14,994 Ordinary Shares beneficially owned after the offering; (xxxii) 21,515 Ordinary Shares beneficially owned by Teachers’ Retirement System of the City of New York prior to the offering, 12,873 Ordinary Shares that may be offered hereby and 8,642 Ordinary Shares beneficially owned after the offering; (xxxiii) 20,672 Ordinary Shares beneficially owned by The Coca-Cola Company Master Retirement Trust prior to the offering, 12,379 Ordinary Shares that may be offered hereby and 8,293 Ordinary Shares beneficially owned after the offering; and (xxxiv) 7,064 Ordinary Shares beneficially owned by U.S. High Yield Bond Fund prior to the offering, 4,231 Ordinary Shares that may be offered hereby and 2,833 Ordinary Shares beneficially owned after the offering. The address for Brigade Capital Management, LP is 399 Park Avenue, 16th Floor, New York, New York 10022.

(14)

According to information provided by Canyon CZR Holdings LLC, the number of Ordinary Shares beneficially owned prior to the offering consists of 3,506,719 Ordinary Shares previously issued and 5,741,872 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists of 181,194 Ordinary Shares previously issued and 1,200,000 Ordinary Shares issuable upon the exercise of outstanding Warrants; provided that Canyon CZR Holdings LLC cannot exercise all Warrants held by it due to an exercise blocker provision in the applicable Warrant Agreements (see footnote (2) to this table). Due to (i) the operation of such exercise blocker and (ii) the number of Ordinary Shares previously issued to, and the number of Ordinary Shares issuable upon the exercise of outstanding Warrants collectively held by, Canyon CZR Holdings LLC and its Attribution Parties as of April 12, 2021, Canyon CZR Holdings may only exercise 838,765 Warrants. Canyon Capital Advisors LLC (“CCA”) serves as the manager of Canyon CZR Holdings LLC. Mitchell R. Julis and Joshua S. Friedman control entities which own 100% of CCA. By virtue of the relationships described in this footnote, each entity and individual named herein may be deemed to share beneficial ownership of all Ordinary Shares held by the other entities named herein. Each entity and individual named in this footnote expressly disclaims any such beneficial ownership, except to the extent of their individual pecuniary interests therein. Canyon CZR Holdings LLC is an affiliate of a broker-dealer, but is not itself a broker-dealer. The securities identified in the table above for Canyon CZR Holdings LLC were acquired in the ordinary course of business and at the time of acquisition, Canyon CZR Holdings LLC did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities. The address for Canyon CZR Holdings LLC is c/o Canyon Capital Advisors LLC, 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067.

(15)	For purposes of the percentage of Ordinary Shares beneficially owned after the offering, see footnotes (2) and (14) to this table.

(16)

According to information provided by King Street Capital Management, L.P. (“KSCM”), the number of Ordinary Shares beneficially owned prior to the offering consists of 2,764,310 Ordinary Shares previously issued and 2,955,610 Ordinary Shares issuable upon the exercise of outstanding Warrants, and the number of Ordinary Shares that may be offered hereby consists solely of 1,502,868 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 1,702,518 Ordinary Shares previously issued and beneficially owned prior to the offering by Sage Meridian, L.L.C., (ii) 428,651 Ordinary Shares previously issued, and 1,193,196 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned prior to the offering by King Street Capital, L.P. and (iii) 633,141 Ordinary Shares previously issued, and 1,762,414 Ordinary Shares issuable upon the exercise of outstanding Warrants, and beneficially owned prior to the offering by King Street Capital Master Fund, Ltd. KSCM, as manager or investment manager of the aforementioned entities, may be deemed to be the beneficial owner of the Ordinary Shares. The general partner of KSCM is King Street Capital Management GP, L.L.C. (“KSCM GP”). Brian J. Higgins is the managing member of KSCM GP. The Ordinary Shares that may be deemed to be beneficially owned by KSCM may be deemed to be beneficially owned by KSCM GP and Mr. Higgins by virtue of their relationship with KSCM. The address for KSCM is 299 Park Avenue, 40th Floor, New York, New York 10171.

(17)

According to information provided by Avenue Energy Opportunities Partners II, LLC (the “Avenue General Partner”), the number of Ordinary Shares beneficially owned prior to the offering consists solely of 2,361,509 Ordinary Shares previously issued, and the number of Ordinary Shares that may be offered hereby consists solely of 308,096 Ordinary Shares previously issued. The number of Ordinary Shares beneficially owned prior to the offering consists of (i) 166,122 Ordinary Shares beneficially owned by Avenue Energy Opportunities Fund II, L.P. (“Avenue Fund II”) and (ii) 2,195,387 Ordinary Shares beneficially owned by Avenue Energy Opportunities Fund II AIV, L.P (“Avenue Fund II AIV”). The Avenue General Partner is the general partner of each of Avenue Fund II and Avenue Fund II AIV. GL Energy Opportunities Partners II, LLC is the managing member of the Avenue General Partner. The address for the Avenue General Partner is 11 West 42nd Street, 9th Floor, New York, New York 10036.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and related provisions of Noble’s Amended and Restated Articles of Association (the “Articles”) and Amended and Restated Memorandum of Association (the “Memorandum”), the Emergence Warrant Agreements (as defined herein) and the Penny Warrant Agreement. This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Articles, the Memorandum, the Emergence Warrant Agreements and the Penny Warrant Agreement, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the applicable provisions of Cayman Islands law. In the following description, a “shareholder” is a holder of Ordinary Shares.

As of April 12, 2021, there were 43,536,636 Ordinary Shares outstanding and 6,463,182 Penny Warrants issued and outstanding. In addition, as of April 12, 2021, 8,332,910 Tranche 1 Warrants, 8,332,910 Tranche 2 Warrants and 2,777,698 Tranche 3 Warrants were outstanding and exercisable.

Ordinary Shares

Authorized Share Capital

Pursuant to the Memorandum, the share capital of Noble is $6,000 divided into 500,000,000 ordinary shares of a par value of $0.00001 each and 100,000,000 shares of a par value of $0.00001 each, each of such class or classes having the rights as the Board may determine from time to time.

Voting

The holders of Ordinary Shares will be entitled to one vote per share. The Articles do not provide for cumulative voting.

There are no limitations imposed by Cayman Islands law or the Articles on the right of nonresident shareholders to hold or vote their Ordinary Shares.

All or any of the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Under Cayman Islands law, some matters, like altering the Memorandum or the Articles, changing the name of Noble, voluntarily winding up Noble or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution. A special resolution is a resolution passed by the holders of at least two thirds of the shares voted at a general meeting or approved in writing by all shareholders of Noble entitled to vote at a general meeting of Noble.

Quorum for General Meetings

The presence of shareholders who, present in person (which, in the case of a corporate shareholder shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the shareholders entitled to vote in relation to the meeting. The matters set forth below require the presence of at least two thirds of the total voting rights of all the shareholders entitled to vote in relation to the meeting:

•	the adoption by Noble of a resolution to remove a director; or

•	the adoption by Noble of a resolution to amend, vary, suspend the operation of, disapply or cancel:

•	Articles 21.1, 21.2 and 21.11, which relate to the convening of, and proceedings and procedures at, general meetings;

•	Article 26, which relates to the number and qualifications of the directors of Noble;

•	Article 28, which relates to the appointment and removal of directors of Noble;

•	Article 29, which relates to vacancies on the Board; or

•	Article 48, which relates to transactions with Interested Shareholders (as defined in the Articles).

The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

Dividend Rights

Subject to any rights and restrictions of any other class or series of shares, the Board may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of Noble’s lawfully available funds. The Board may declare that any dividend be paid wholly or partly by the distribution of shares of Noble or specific assets.

Although Noble does not expect to pay periodic cash dividends on Ordinary Shares in the foreseeable future, any future declaration and payment of dividends by Noble would be:

•	dependent upon its results of operations, financial condition, cash requirements and other relevant factors;

•	subject to the discretion of the Board;

•	subject to restrictions contained in debt instruments; and

•	payable only out of its accumulated profits or its share premium account in accordance with Cayman Islands law.

The share premium account is the excess of the purchase price for shares issued over the nominal or par value of those shares.

Rights Upon Liquidation

Upon the liquidation of Noble, after creditors of Noble have been paid in full and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Ordinary Shares are entitled to receive, pro rata, any remaining assets of Noble available for distribution. The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with Noble.

No Sinking Fund

The Ordinary Shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Ordinary Shares are duly and validly issued, fully paid and nonassessable.

No Preemptive Rights

Holders of Ordinary Shares will have no preemptive or preferential right to purchase any securities of Noble.

Redemption and Conversion

The Ordinary Shares will not be convertible into shares of any other class or series or be subject to redemption either by Noble or the holder of the shares unless the manner of redemption has been determined, by a special resolution of the shareholders, before the issue of such Ordinary Shares.

Repurchase

Under the Articles, Noble may purchase any issued Ordinary Shares in the circumstances and on the terms as are agreed by Noble and the holder of the shares whether or not Noble has made a similar offer to all or any other of the holders of Ordinary Shares.

Restrictions on Transfer

Subject to the rules of the New York Stock Exchange and any other stock exchange on which the Ordinary Shares may be listed, the Board may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

Other Classes or Series of Shares

The Board may from time to time authorize by means of a board resolution the issuance of preferred shares in one or more series of preferred shares, and in the resolution or resolutions providing for the issue of such shares, the Board is expressly authorized to fix for each such series the number of shares which shall constitute such series, voting power, full or limited, or no voting power, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof. Such a “blank check” preferred share provision could have certain “anti-takeover” effects. See “—Anti-Takeover Provisions.”

Compulsory Acquisition of Shares Held by Minority Holders

An acquiring party is generally able to acquire compulsorily the Ordinary Shares of minority holders in one of two ways:

•

By a procedure under the Cayman Islands Companies Act (the “Companies Act”), known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval of the arrangement by holders of Ordinary Shares (1) representing a majority in number of the shareholders present at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued Ordinary Shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents and approvals, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•

By acquiring pursuant to a tender offer 90% of the Ordinary Shares not already owned by the acquiring party (the “offeror”). If an offeror has, within four months after the making of an offer for all the Ordinary Shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four-month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the court to order otherwise. The Companies Act also provides that a resolution of shareholders shall not be required in circumstances where a parent company seeks to merge with a subsidiary company (that is, a company in which it owns 90% of the issued and outstanding shares). In that event, providing that the remaining requirements for a merger have been met, once the offeror has acquired 90% of the target it will be able effectively to “squeeze out” the remaining minority shareholders without having to wait out the aforementioned four-month period.

Registration Rights

Equity Registration Rights Agreement

On the Effective Date, Noble entered into the Registration Rights Agreement with the RRA Shareholders. Under the Registration Rights Agreement, RRA Shareholders have certain demand and piggyback registration rights, subject to the limitations set forth in the Registration Rights Agreement. Pursuant to their underwritten offering registration rights, RRA Shareholders have the right to demand that Noble register underwritten offerings of any or all of their Registrable Securities (as defined in the Registration Rights Agreement) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than $20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain RRA Shareholders may require that Noble register an underwritten offering for an amount that would enable all remaining Registrable Securities to be included in such offering. In addition, the Registration Rights Agreement requires Noble to register for resale such Registrable Securities pursuant to Rule 415 under the Securities Act, including by filing a registration statement on Form S-1 or Form S-3 by the applicable deadline set forth in the Registration Rights Agreement.

Merger Registration Rights Agreement

On April 15, 2021, in connection with the closing of the Merger, Noble entered into the Merger RRA with the Merger RRA Holders, pursuant to which, among other things, Noble will be required to file with the SEC a registration statement registering for resale the Ordinary Shares issuable to the Merger RRA Holders upon consummation of the Merger, and subject to certain limitations set forth therein, certain Merger RRA Holders have customary shelf, demand and piggyback registration rights. In addition, pursuant to the Merger RRA, certain Merger RRA Holders have the right to require Noble, subject to certain limitations set forth therein, to effect a distribution of any or all of their Ordinary Shares by means of an underwritten offering. Noble is not obligated to effect any underwritten offering unless the dollar amount of the registrable securities of the Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $20 million.

Transfer Agent

The transfer agent and registrar for the Ordinary Shares is Computershare Inc., a Delaware corporation (“Computershare”).

Listing

There is currently no established public trading market for the Ordinary Shares. We intend to apply for a listing of the Ordinary Shares on a national securities exchange. However, we can provide no assurance when we will apply for listing of the Ordinary Shares, whether the Ordinary Shares will be approved for listing, whether an active trading market will develop for the Ordinary Shares or as to the liquidity of such trading market for the Ordinary Shares.

Anti-Takeover Provisions

General

The Articles have provisions that could have an anti-takeover effect. These provisions are intended to enhance the ability of the Board to deal with unsolicited takeover attempts by increasing the likelihood of continuity and stability in the composition of the Board. These provisions could have the effect of discouraging transactions that may involve an actual or threatened change of control of Noble.

Number of Directors

The Articles provide that the Board will consist of not less than three directors nor more than nine directors, the exact number to be set from time to time by an ordinary resolution. An ordinary resolution is a resolution passed by the holders of more than 50% of the shares voted at a general meeting or approved in writing by all shareholders of Noble entitled to vote at a general meeting of Noble.

Advance Notice Provisions

The Articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at an annual general meeting of shareholders. The Articles provide generally that, if a shareholder desires to nominate a candidate for election as a director at an annual general meeting, then such shareholder must give us notice not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual general meeting. The notice must contain specified information concerning the shareholder submitting the proposal. These procedures do not apply to the Investor Director (as defined herein).

Action Only by Unanimous Written Consent

Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Ordinary Shares must be taken at a duly called annual or extraordinary general meeting of shareholders or by written resolution signed by all of the holders of Ordinary Shares. Extraordinary general meetings may be called by a majority of the entire Board, the Chairman of the Board, the Chief Executive Officer or by shareholders holding at least 30% of paid up voting share capital of Noble.

Preferred Shares

The Board is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The Board could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the Ordinary Shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. No preferred shares have been established as of the date of this prospectus.

Quorum Requirements

The special quorum provisions contained in the Articles require the presence of shareholders who, present in person (which, in the case of a corporate shareholder shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the shareholders entitled to vote in relation to the meeting. The matters set forth below require the presence of at least two thirds of the total voting rights of all the shareholders entitled to vote in relation to the meeting:

•	the adoption by Noble of a resolution to remove a director; or

•	the adoption by Noble of a resolution to amend, vary, suspend the operation of, disapply or cancel:

•	Articles 21.1, 21.2 and 21.11, which relate to the convening of, and proceedings and procedures at, general meetings;

•	Article 26, which relates to the number and qualifications of the directors of Noble;

•	Article 28, which relates to the appointment and removal of directors of Noble;

•	Article 29, which relates to vacancies on the Board; or

•	Article 48, which relates to transactions with Interested Shareholders (as defined in the Articles).

Restrictions on Business Combinations

As a Cayman Islands company, Noble is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested shareholders. However, Article 48 of the Articles contains provisions that largely mirror the intention of Section 203 and generally restrict “business combinations” between Noble and an “interested shareholder.” Specifically, “business combinations” between an “interested shareholder” and Noble are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

•	the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the Board prior to the date the interested shareholder acquired Noble’s shares;

•	the interested shareholder acquired at least 85% of Noble’s shares in the transaction in which it became an interested shareholder; or

•

the business combination is approved by a majority of the Board and by the affirmative vote of disinterested shareholders holding at least two thirds of the shares generally entitled to vote which are not owned by the interested shareholder.

For purposes of Article 48, “business combinations” is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Noble, and most transactions that would increase the interested shareholder’s proportionate share ownership in Noble. “Interested shareholder” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Noble.

Notwithstanding the foregoing, Article 48 of the Articles will not apply to a business combination with any interested shareholder that is a “qualifying interested shareholder.” A “qualifying interested shareholder” means any person that becomes an interested shareholder as a result of the issuance of Ordinary Shares, Penny Warrants and Emergence Warrants (as defined herein) to such person or any of its affiliates or associates on the Effective Date pursuant to the Plan (including Ordinary Shares issued pursuant to the Backstop Commitment Agreement); provided that if at any time a qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), less than the “specified ownership percentage” of the voting shares of Noble for 365 consecutive days, such person shall cease to be a qualifying interested shareholder on such 365th day. “Specified ownership percentage” means 15% of the combined voting power of the voting shares of Noble; provided that if a qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), less than 15% of the combined voting power of the voting shares of Noble as the result of the issuance by Noble of additional voting shares, then, with respect to such qualifying interested shareholder, the specified ownership percentage means 10% of the combined voting power of the voting shares of Noble until such time, if any, as such qualifying interested shareholder owns, directly or indirectly (together with its associates and affiliates), 15% or more of the combined voting power of the voting shares of Noble, in which case the specified ownership percentage with respect to such person shall again mean 15% of the combined voting power of the voting shares of Noble. The acquisition of additional voting shares by any qualifying interested shareholder on or following the Effective Date will not result in such person ceasing to constitute a qualifying interested shareholder.

Director Designation Right

Pursuant to the Articles, subject to certain conditions and limitations, for so long as the Designated Entities (as defined below) hold, in the aggregate, no fewer than 20% of the outstanding and issued Ordinary Shares, the Designated Entities (with such right exercised by their designating party) shall be entitled to nominate, and the Board shall appoint, and remove one director (the “Investor Director”). For so long as the Designated Entities hold, in aggregate, no fewer than 20% of the outstanding and issued Ordinary Shares, the Investor Director may be removed by, and only by, the affirmative vote or written consent of the designating party. If the designating party entitled to designate a person to fill any directorship fails to do so, then such directorship shall remain vacant until filled by such designating party. “Designated Entities” means the funds and accounts for which the same person serves as investment manager, advisor or sub-advisor (as applicable) on the Effective Date and which funds and accounts own, in the aggregate, in excess of 35% of the issued and outstanding Ordinary Shares upon effectiveness of the Plan on the Effective Date. The Investor Manager is currently the designating party for the Designated Entities. The Investor Manager has designated an Investor Director, pursuant to which the Board appointed Paul Aronzon to serve as a director on April 19, 2021.

Emergence Warrants

On the Effective Date and pursuant to the Plan, Noble entered into (i) a Tranche 1 Warrant Agreement (the “Tranche 1 Warrant Agreement”) with Computershare and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent (together with Computershare, the “Warrant Agent”), which provides for Noble’s issuance of an aggregate of 8,333,081 seven-year warrants with Black Scholes protection (the “Tranche 1 Warrants”) to purchase Ordinary Shares, (ii) a Tranche 2 Warrant Agreement (the “Tranche 2 Warrant Agreement”) with the Warrant Agent, which provides for Noble’s issuance of an aggregate of 8,333,081 seven-year warrants with Black Scholes protection (the “Tranche 2 Warrants”) to purchase Ordinary Shares, and (iii) a Tranche 3 Warrant Agreement (the “Tranche 3 Warrant Agreement” and, collectively with the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement, the “Emergence Warrant Agreements”) with the Warrant Agent, which provides for Noble’s issuance of an aggregate of 2,777,698 five-year warrants with no Black Scholes protection (the “Tranche 3 Warrants” and, collectively with the Tranche 1 Warrants and the Tranche 2 Warrants, the “Emergence Warrants”) to purchase Ordinary Shares. On the Effective Date and pursuant to the Plan, Noble issued 8,333,081 Tranche 1 Warrants and 8,333,081 Tranche 2 Warrants to the holders of certain series of Legacy Noble’s then outstanding senior notes and 2,777,698 Tranche 3 Warrants to the holders of Legacy Noble’s ordinary shares outstanding prior to the Effective Date.

Exercise

The Tranche 1 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 1 Warrants will expire and the rights of the holders of such Tranche 1 Warrants to purchase Ordinary Shares will terminate. The Tranche 1 Warrants are initially exercisable for one Ordinary Share per Tranche 1 Warrant at an exercise price of $19.27 per Tranche 1 Warrant (as may be adjusted from time to time pursuant to the Tranche 1 Warrant Agreement, the “Tranche 1 Exercise Price”).

The Tranche 2 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2028, at which time all unexercised Tranche 2 Warrants will expire and the rights of the holders of such Tranche 2 Warrants to purchase Ordinary Shares will terminate. The Tranche 2 Warrants are initially exercisable for one Ordinary Share per Tranche 2 Warrant at an exercise price of $23.13 per Tranche 2 Warrant (as may be adjusted from time to time pursuant to the Tranche 2 Warrant Agreement, the “Tranche 2 Exercise Price”).

The Tranche 3 Warrants are exercisable from the Effective Date until 5:00 p.m., Eastern time, on February 4, 2026, at which time all unexercised Tranche 3 Warrants will expire and the rights of the holders of such Tranche 3 Warrants to purchase Ordinary Shares will terminate. The Tranche 3 Warrants are initially exercisable for one Ordinary Share per Tranche 3 Warrant at an exercise price of $124.40 per Tranche 3 Warrant (as may be adjusted from time to time pursuant to the Tranche 3 Warrant Agreement, the “Tranche 3 Exercise Price” and, each of the Tranche 1 Exercise Price, the Tranche 2 Exercise Price and the Tranche 3 Exercise Price, an “Exercise Price”).

Each of the Emergence Warrants is exercisable by a holder paying the applicable Exercise Price therefor in cash or on a cashless basis, at the election of the holder, upon the terms and subject to the conditions set forth in the applicable Emergence Warrant Agreement.

Anti-Dilution Adjustments

The number of Ordinary Shares for which an Emergence Warrant is exercisable, and the applicable Exercise Price therefor, are subject to adjustment from time to time upon the occurrence of certain events, including share sub-division, consolidation, capitalization, certain offers by Noble to repurchase Ordinary Shares, dividends and distributions of cash, other securities or other property and certain rights offerings.

No Rights as Shareholders

Pursuant to the Emergence Warrant Agreements, no holder of Emergence Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Emergence Warrants, including the right to vote and to receive dividends and other distributions as a holder of Ordinary Shares.

Black Scholes Protection for Fundamental Transactions

Each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement entitles the holders of Tranche 1 Warrants and Tranche 2 Warrants, respectively, to Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement, as applicable). If (i) Noble consummates a Fundamental Transaction while any of the Tranche 1 Warrants or the Tranche 2 Warrants remain outstanding and (ii) the consideration to which holders of Ordinary Shares are entitled consists in whole or in part of cash, then Noble will pay for each such Emergence Warrant an amount of cash equal to the greater of (A) the product of (1) the number of Ordinary Shares underlying such Emergence Warrant (the “Warrant Share Number”) and (2) the amount, if any, by which (x) such cash consideration exceeds (y) the applicable Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction paid or payable in cash (the “Cash Consideration Percentage”), and (B) the value of such Emergence Warrant as determined in accordance with the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement (as applicable) based on Black Scholes option pricing inputs as of the date of the consummation of the Fundamental Transaction (the “Black Scholes Value”) multiplied by the Cash Consideration Percentage. In addition, if (i) Noble consummates a Fundamental Transaction while any of the Tranche 1 Warrants or the Tranche 2 Warrants remain outstanding, (ii) holders of Ordinary Shares are entitled to consideration other than cash or Equity Consideration (as defined in the Tranche 1 Warrant Agreement or the Tranche 2 Warrant Agreement, as applicable) (the “Other Consideration”) and (iii) (1) the Warrant Share Number multiplied by the amount, if any, by which (w) the fair market value of the Other Consideration exceeds (x) the Exercise Price multiplied by the percentage of the total consideration for the Fundamental Transaction represented by the Other Consideration (the “Other Consideration Percentage”) is less than (2) (y) the Black Scholes Value multiplied by (z) the Other Consideration Percentage, then Noble will pay for each such Emergence Warrant an amount of cash equal to the product of the Black Scholes Value multiplied by the Other Consideration Percentage.

Mandatory Exercise

Each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement provides that, from and after the date on which the Mandatory Exercise Condition (as described below) has occurred and is continuing, each of Noble, on the one hand, and holders of Tranche 1 Warrants or Tranche 2 Warrants representing at least 20% of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable) issued on the Effective Date (the “Required Mandatory Exercise Warrantholders”), on the other hand, have the right and option (but not the obligation) to (i) in the case of Noble, cause all of the Tranche 1 Warrants or the Tranche 2 Warrants (as applicable), and (ii) in the case of the electing Required Mandatory Exercise Warrantholders, cause all of their respective Tranche 1 Warrants or Tranche 2 Warrants (as applicable), to be automatically exercised on a cashless basis upon the terms and subject to the conditions set forth therein (a “Mandatory Exercise”). Pursuant to each of the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement, the “Mandatory Exercise Condition” has occurred if (i) Noble meets or exceeds certain trading price and volume thresholds or (ii) three and one-half years have elapsed since the Effective Date. A Mandatory Exercise entitles the holder of each Emergence Warrant subject thereto to (i) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cashless basis and (ii) an amount payable in cash, Ordinary Shares or a combination thereof (in Noble’s sole discretion) equal to the Black Scholes Value multiplied by a fraction, (A) the numerator of which is (x) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cash basis minus (y) the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cashless basis, and (B) the denominator of which is the number of Ordinary Shares issuable upon exercise of such Emergence Warrant on a cash basis.

Penny Warrants

On the Effective Date, in connection with the effectuation of the Plan, Noble entered into an Ordinary Share Purchase Warrant Agreement (the “Penny Warrant Agreement” and, collectively with the Emergence Warrant Agreements, the “Warrant Agreements”) with the Warrant Agent which provides for Noble’s issuance of an aggregate of up to 6,463,182 Ordinary Share Purchase Warrants (the “Penny Warrants”) to purchase an aggregate of 6,463,182 Ordinary Shares. Each Penny Warrant permits the holder thereof (a “Penny Warrantholder”), upon the terms and subject to the limitations on exercise and the conditions set forth in such Penny Warrant Agreement, including that a Penny Warrantholder may not exercise any Penny Warrant if doing so would result in the Penny Warrantholder beneficially owning, for purposes of Section 13(d) of the Exchange Act and applicable rules, in excess of 9.9% of the Ordinary Shares, subject to the terms of the Penny Warrant Agreement, at any time and from time to time after the issuance date, to subscribe for and purchase from Noble one Ordinary Share at an exercise price of $0.01 per share (subject to adjustment as provided in the Penny Warrant Agreement). The Penny Warrants have no stated expiration date; however, the Penny Warrants will expire 30 days after the consummation of a Fundamental Transaction (as defined in the Penny Warrant Agreement) to the extent any Penny Warrants then remain outstanding. In the event of a Fundamental Transaction, the Penny Warrants will be converted into the right to receive upon exercise such consideration in the Fundamental Transaction as the Penny Warrantholder would have been entitled to receive with respect to the Ordinary Shares that would otherwise have been deliverable on exercise of the Penny Warrants held by the Penny Warrantholder.

Pursuant to the Penny Warrant Agreement, no holder of Penny Warrants shall have or exercise any rights held by holders of Ordinary Shares solely by virtue thereof as a holder of Penny Warrants, including the right to vote and, except as provided in the Penny Warrant Agreement, to receive dividends and other distributions as a holder of Ordinary Shares prior to the issuance to the holder of Penny Warrants of the Ordinary Shares which such holder is then entitled to receive upon the due exercise of the Penny Warrants.

On the Effective Date, in connection with the effectuation of the Plan and the foregoing, Noble and certain Backstop Parties entered into an agreement to exchange, which provided that, as soon as reasonably practicable after the Effective Date, the other parties to such agreement would deliver to the Company an aggregate of 6,463,182 Ordinary Shares issued pursuant to the Plan in exchange for the issuance of 6,463,182 Penny Warrants. Such Penny Warrants were exchanged on a one-for-one basis for Ordinary Shares issued to certain initial holders of Ordinary Shares on February 25 to 26, 2021.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States (for purposes of this section, “U.S.”) federal income tax considerations of owning and disposing of the Ordinary Shares by a U.S. Holder (defined below).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable U.S. Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax considerations described below. We have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax considerations discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address state, local or non-income tax considerations, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or to a U.S. Holder that may be subject to special tax rules (such as persons who are related to the Debtors within the meaning of the Tax Code, persons liable for alternative minimum tax, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who actually or constructively own or will own 10% or more (by vote or value) of the equity interest of Noble (and any person that is related to Noble), broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, persons who hold the Ordinary Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons using a mark-to-market method of accounting and persons who are in bankruptcy). Furthermore, this summary assumes that the Ordinary Shares are held only as “capital assets” (within the meaning of section 1221 of the Tax Code).

For purposes of this discussion, a “U.S. Holder” is a holder of Ordinary Shares that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Tax Code) have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of Ordinary Shares, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other entities treated as partnerships or other pass-through entities) that are holders of Ordinary Shares should consult their respective tax advisors regarding the U.S. federal income tax considerations of the Ordinary Shares.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF ORDINARY SHARES. ALL HOLDERS OF ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., NON-INCOME AND OTHER TAX CONSIDERATIONS OF THE ORDINARY SHARES.

Dividends Paid on the Ordinary Shares

Subject to the discussion below regarding the passive foreign investment company (“PFIC”) rules, any distributions made by Noble out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes and including any taxes withheld from such distributions) with respect to the Ordinary Shares generally should be taxable to a U.S. Holder as foreign source ordinary dividend income. Distributions in excess of current and accumulated earnings and profits should be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in the Ordinary Shares and thereafter as capital gain. Noble does not intend to determine its earnings and profits on the basis of U.S. federal income tax principles and, as a result, U.S. Holders should expect to treat all distributions on the Ordinary Shares as dividends.

Dividends paid on the Ordinary Shares may not initially be eligible for lower rates of dividend taxation allowed to non-corporate U.S. Holders, although such dividends may be eligible for such lower rates in the future if the Ordinary Shares are readily tradable on an established securities market in the United States, or if Noble becomes eligible to claim the benefits of a tax treaty with the United States, and certain other conditions are met. However, no assurance can be given that the Ordinary Shares will be readily tradable on an established securities market in the United States, that Noble will become eligible to claim the benefits of a tax treaty with the United States, or that the other required conditions will be met.

Sale, Exchange or Other Disposition of the Ordinary Shares

Unless a non-recognition provision applies, and subject to the discussion below under “—PFIC,” U.S. Holders generally will recognize capital gain or loss upon the sale, exchange or other disposition of the Ordinary Shares. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the U.S. Holder held the Ordinary Shares for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

PFIC

A special set of U.S. federal income tax rules applies to ownership interests in a PFIC. A non-U.S. corporation is a PFIC in any taxable year in which, after taking into account certain look-through rules, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value (determined on a quarterly basis) of its assets is attributable to assets that produce or are held to produce passive income. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of a subsidiary corporation in which it owns, directly or indirectly, a 25% or greater interest, by value. Passive income generally includes, but is not limited to, dividends, interest, rents, royalties and capital gains. If Noble is a PFIC at any time during which a U.S. Holder owns the Ordinary Shares, the U.S. Holder would be subject to additional U.S. information return filing requirements and the potentially materially adverse rules discussed below. While it is not free from doubt, we believe that Noble has not been, and will not become, a PFIC with respect to any taxable year.

If Noble is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, the PFIC rules may alter the tax consequences of owning the Ordinary Shares with respect to gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares. Under the “default PFIC regime,” in general, an “excess distribution” is any distribution to a U.S. Holder that is greater than 125% of the average annual distributions received by the U.S. Holder (including return of capital distributions) during the three preceding taxable years or, if shorter, a U.S. Holder’s holding period. If Noble is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares would be allocated ratably over a U.S. Holder’s entire holding period and taxed at the highest ordinary income tax rate in effect for each such taxable year (subject to certain exceptions). Moreover, interest would be charged retroactively at the rate applicable to underpayments of tax (with respect to each such tax year’s ratable allocation) through the date of the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares.

Noble does not intend to prepare or provide the information that would enable a U.S. Holder to make a “qualified electing fund” election to opt out of the default PFIC regime. U.S. Holders should consult with their tax advisors with respect to whether the unfavorable PFIC rules may be avoidable by electing to mark the Ordinary Shares to market.

The rules relating to PFICs are extremely complex and U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Noble is treated as a PFIC during any taxable year during which a U.S. Holder will own Ordinary Shares.

The above discussion assumes Noble is not treated as a controlled foreign corporation (a “CFC”) under Applicable U.S. Tax Law, but no assurance can be made in that regard. U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Noble is treated as a CFC.

Foreign Asset Reporting

Each U.S. Holder that is an individual that holds, or that is a corporation, partnership or trust formed or availed for the purpose of holding, “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the tax year or more than $75,000 at any time during the tax year (or such larger values as specified in the applicable Treasury Regulations), generally is required to file an information report with respect to such assets with its tax returns. A U.S. Holder is urged to consult its tax advisors regarding its information reporting obligations, if any, with respect to its ownership and disposition of the Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to amounts paid to a U.S. Holder in respect of the Ordinary Shares and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of the Ordinary Shares, unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our securities or on an instrument of transfer in respect of our securities.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form.

The Tax Concessions Act (As Revised) Undertaking as to Tax Concessions

In accordance with the provision of section 6 of The Tax Concessions Act (As Revised), the Financial Secretary undertakes with the Company:

1.	That no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.	In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1	on or in respect of the shares, debentures or other obligations of the Company; or

2.2	by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (As Revised).

3.	These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Ordinary Shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our Ordinary Shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	“at-the-market” offering transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the Ordinary Shares, whether or not the options are listed on an options exchange;

•	through loans or pledges of the Ordinary Shares to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Ordinary Shares;

•	through the distribution by any selling shareholder to its partners, members or equity holders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our Ordinary Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of Ordinary Shares at a stipulated price. If the broker-dealer is unable to sell the Ordinary Shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire Ordinary Shares as principals may thereafter resell the Ordinary Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Ordinary Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

A selling shareholder may also enter into hedging and/or monetization transactions. For example, a selling shareholder may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling shareholder and engage in short sales of our Ordinary Shares under this prospectus, in which case the other party may use Ordinary Shares received from the selling shareholder to close out any short position;

•	sell short our Ordinary Shares under this prospectus and use Ordinary Shares held by the selling shareholder to close out any short position;

•

enter into options, forwards or other transactions that require the selling shareholder to deliver, in a transaction exempt from registration under the Securities Act, Ordinary Shares to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling shareholder and publicly resell or otherwise transfer Ordinary Shares under this prospectus;

•

loan or pledge Ordinary Shares to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling shareholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling shareholder and sell the pledged shares, under this prospectus. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s Ordinary Shares will otherwise remain unchanged; or

•

enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of Ordinary Shares, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of Ordinary Shares. The third party in such sale transactions may be an underwriter and, if applicable, will be identified as such in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders may also sell Ordinary Shares pursuant to Rule 144 under the Securities Act.

We do not know of any arrangements by the selling shareholders for the sale of our Ordinary Shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ Ordinary Shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Ordinary Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ Ordinary Shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Ordinary Shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the Ordinary Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the particular Ordinary Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

We agreed to register the Ordinary Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any Ordinary Shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the Ordinary Shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

Blue Sky Restrictions on Resale

In order to comply with the securities laws of some states, if applicable, the Ordinary Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling shareholder wants to sell its Ordinary Shares under this prospectus in the United States, the selling shareholders will also need to comply with state securities laws, also known as “Blue Sky laws.” All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling shareholder will be able to advise a selling shareholder in which states the Ordinary Shares are exempt from registration for secondary sales.

Any person who purchases the Ordinary Shares from a selling shareholder offered by this prospectus who then wants to sell such Ordinary Shares will also have to comply with Blue Sky laws regarding secondary sales.

The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of their Ordinary Shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby will be passed upon for us by Maples and Calder (Cayman) LLP, Cayman Islands legal counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

NOBLE CORPORATION

Ordinary Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (other than underwriting discounts and commissions) to be incurred by us in connection with a distribution of the securities registered under this registration statement.

SEC registration fee		$57,775.67
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the registrant anticipates it will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 14.	Indemnification of Directors and Officers

Noble Corporation (“Noble”) is an exempted company incorporated in the Cayman Islands with limited liability. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy.

Noble’s articles of association provide the following:

Article 44.1 of Noble’s articles of association provides that every Noble director and officer and every former Noble director and officer shall be indemnified out of Noble’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No indemnified person shall be liable to Noble for any loss or damage incurred by Noble as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such indemnified person. No person shall be found to have committed actual fraud, wilful neglect or wilful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Article 44.2 of Noble’s articles of association provides that Noble shall advance to each indemnified person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such indemnified person for which indemnity will or could be sought. In connection with any advance of any expenses under Noble’s articles of association, the indemnified person shall execute an undertaking to repay the advanced amount to Noble if it shall be determined by final judgment or other final adjudication that such indemnified person was not entitled to indemnification pursuant to Article 44.2. If it shall be determined by a final judgment or other final adjudication that such indemnified person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to Noble (without interest) by the indemnified person.

Article 44.3 of Noble’s articles of association provides that the directors, on behalf of Noble, may purchase and maintain insurance for the benefit of any director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble. Without prejudice to the generality of the foregoing, Noble shall use commercially reasonable efforts to purchase and maintain insurance for the benefit of the Investor Director (as defined in Noble’s articles of association) against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Noble.

Noble has entered into an indemnity agreement with each of its directors and executive officers to supplement the indemnification protection available under Noble’s articles of association referred to above. These indemnity agreements generally provide that Noble will indemnify the parties thereto to the fullest extent permitted by law.

Noble also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 15.	Recent Sales of Unregistered Securities

As previously reported, on July 31, 2020 (the “Petition Date”), Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”). On September 4, 2020, the Debtors (as defined herein) filed with the Bankruptcy Court the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates, which was subsequently amended on October 8, 2020 and October 13, 2020 and modified on November 18, 2020 (as amended, modified or supplemented, the “Plan”), and the related disclosure statement. On September 24, 2020, six additional subsidiaries of Legacy Noble (together with Legacy Noble and its subsidiaries that filed on the Petition Date, as the context requires, the “Debtors”) filed voluntary petitions in the Bankruptcy Court. The chapter 11 proceedings were jointly administered under the caption Noble Corporation plc, et al. (Case No. 20-33826) (the “Chapter 11 Cases”). On November 20, 2020, the Bankruptcy Court entered an order confirming the Plan.

In connection with the Chapter 11 Cases and the Plan, on and prior to the Effective Date (as defined herein), Legacy Noble and certain of its subsidiaries effectuated certain restructuring transactions, pursuant to which Legacy Noble formed Noble as an indirect, wholly-owned subsidiary of Legacy Noble and transferred to Noble substantially all of the subsidiaries and other assets of Legacy Noble. On February 5, 2021 (the “Effective Date”), the Plan became effective in accordance with its terms, the Debtors emerged from the Chapter 11 Cases and Noble became the new parent company. In accordance with the Plan, Legacy Noble and its remaining subsidiary will in due course be wound down and dissolved in accordance with applicable law.

On the Effective Date, and pursuant to the terms of the Plan, Noble, among other things:

•

transferred 31,749,912 ordinary shares with a par value of $0.00001 per share (“Ordinary Shares”) pro rata to holders of Legacy Noble’s Senior Notes due 2026 (the “Guaranteed Notes”) in the cancellation of the Guaranteed Notes;

•

transferred 2,049,752 Ordinary Shares, 8,333,081 seven-year warrants with Black-Scholes protection (the “Tranche 1 Warrants”) with an exercise price of $19.27 and 8,333,081 seven-year warrants with Black-Scholes protection (the “Tranche 2 Warrants”) with an exercise price of $23.13 to holders of Legacy Noble’s then outstanding senior notes (other than the Guaranteed Notes) (the “Legacy Notes”) in cancellation of the Legacy Notes;

•

issued 7,722,695 Ordinary Shares to participants in a rights offering (the “Rights Offering”), including 5,624,989 Ordinary Shares issued to the backstop parties (the “Backstop Parties”) to a Backstop Commitment Agreement, dated October 12, 2020 (the “Backstop Commitment Agreement”), among the Debtors and the Backstop Parties as Holdback Securities (as defined in the Backstop Commitment Agreement);

•	issued 1,652,654 Ordinary Shares to the Backstop Parties in respect of their backstop commitment to subscribe for Unsubscribed Securities (as defined in the Backstop Commitment Agreement);

•	issued 1,199,998 Ordinary Shares to the Backstop Parties in connection with the payment of the Backstop Premiums (as defined in the Backstop Commitment Agreement);

•

issued 2.8 million five-year warrants with no Black-Sholes protection (the “Tranche 3 Warrants” and, collectively with the Tranche 1 Warrants and the Tranche 2 Warrants, the “Emergence Warrants”) to the holders of Legacy Noble’s ordinary shares outstanding prior to the Effective Date; and

•

entered into an exchange agreement (the “Exchange Agreement”) with certain Backstop Parties which provided that, as soon as reasonably practicable after the Effective Date, the other parties to such agreement would deliver to Noble an aggregate of 6,463,182 Ordinary Shares issued pursuant to the Plan in exchange for the issuance of penny warrants to purchase up to 6,463,182 Ordinary Shares, with an exercise price of $0.01 per share (the “Penny Warrants”), which were exchanged on a one-for-one basis for Ordinary Shares issued to certain initial holders of Ordinary Shares.

As of the Effective Date, there were 50,000,000 Ordinary Shares issued and outstanding. Upon consummation of the transactions contemplated by the Exchange Agreement, there were 43,536,818 Ordinary Shares issued and outstanding and 6,463,182 Penny Warrants issued and outstanding.

The Ordinary Shares transferred pro rata to holders of the Guaranteed Notes in the cancellation of the Guaranteed Notes and the Ordinary Shares and Emergence Warrants transferred pro rata to the holders of the Legacy Notes in the cancellation of the Legacy Notes, in each case, pursuant to the Plan were issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), under Section 1145 of the Bankruptcy Code. The Ordinary Shares issued in the Rights Offering or otherwise pursuant to the Backstop Commitment Agreement were issued in reliance on the exemption under Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent the exemption under Section 1145 was unavailable, were, and the Penny Warrants issued pursuant to the Exchange Agreement were, issued only to persons that were qualified holders in reliance on the exemption provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder or other applicable exemption.

We are registering the offer and sale of the applicable Ordinary Shares pursuant to registration rights we have granted under a registration rights agreement dated as of February 5, 2021.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number	Description

2.1	Merger Agreement, dated as of June 30, 2013, between Noble Corporation, a Swiss corporation (“Noble-Swiss”), and Noble Corporation Limited (filed as Exhibit 2.1 to Noble-Swiss’ Current Report on Form 8-K filed on July 1, 2013 and incorporated herein by reference).

2.2	Agreement and Plan of Merger, Reorganization and Consolidation, dated as of December 19, 2008, among Noble-Swiss, Noble Corporation (n/k/a Noble Finance Company), a Cayman Islands company (“Finco”), and Noble Cayman Acquisition Ltd. (filed as Exhibit 1.1 to Finco’s Current Report on Form 8-K filed on December 22, 2008 and incorporated herein by reference).

2.3	Amendment No. 1 to Agreement and Plan of Merger, Reorganization and Consolidation, dated as of February 4, 2009, among Noble-Swiss, Finco and Noble Cayman Acquisition Ltd. (filed as Exhibit 2.2 to Finco’s Current Report on Form 8-K filed on February 4, 2009 and incorporated herein by reference).

2.4	Modified Second Amended Joint Plan of Reorganization of Noble Corporation plc (n/k/a Noble Holding Corporation plc), a company incorporated under the laws of England and Wales (“Legacy Noble”), and its Debtor Affiliates (filed as Exhibit 2.1 to Legacy Noble’s Current Report on Form 8-K filed on November 23, 2020 and incorporated herein by reference).

2.5†	Agreement and Plan of Merger, dated as of March 25, 2021, by and among Noble Corporation, a Cayman Islands company (“Noble”), Duke Merger Sub, LLC and Pacific Drilling Company LLC (filed as Exhibit 2.1 to Noble’s Current Report on Form 8-K filed on March 25, 2021 and incorporated herein by reference).

3.1	Amended and Restated Memorandum of Association of Noble (filed as Exhibit 3.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

3.2	Amended and Restated Articles of Association of Noble (filed as Exhibit 3.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.1	Indenture, dated as of February 5, 2021, among Noble Finance Company, the subsidiaries of Noble Finance Company party thereto, as guarantors, and U.S. Bank National Association, a national banking association, as collateral agent and trustee (including the form of Second Lien Note attached thereto) (filed as Exhibit 4.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

5.1	Legal Opinion of Maples and Calder (Cayman) LLP.

10.1*	Noble Drilling Corporation 401(k) Savings Restoration Plan (filed as Exhibit 10.1 to Noble Drilling Corporation’s Registration Statement on Form S-8 dated January 18, 2001 (No. 333-53912) and incorporated herein by reference).

10.2*	Amendment No. 1 to the Noble Drilling Corporation 401(k) Savings Restoration Plan (filed as Exhibit 10.1 to Post-Effective Amendment No. 1 to Finco’s Registration Statement on Form S-8 (No. 333-53912) and incorporated herein by reference).

10.3*	Amendment No. 2 to the Noble Drilling Corporation 401(k) Savings Restoration Plan, dated February 25, 2003 (filed as Exhibit 10.30 to Finco’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference).

10.4*	Amendment No. 3 to the Noble Drilling Corporation 401(k) Savings Restoration Plan, dated March 9, 2005 (filed as Exhibit 10.31 to Finco’s Annual Report on Form 10-K for the year ended December 31, 2005 and incorporated herein by reference).

10.5*	Amendment No. 4 to the Noble Drilling Corporation 401(k) Savings Restoration Plan, dated March 30, 2007 (filed as Exhibit 10.41 to Finco’s Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated herein by reference).

10.6*	Amendment No. 5 to the Noble Drilling Corporation 401(k) Savings Restoration Plan, effective May 1, 2010 (filed as Exhibit 10.11 to Noble-Swiss’ Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

10.7*	Noble Drilling Corporation Retirement Restoration Plan dated December 29, 2008, effective as of January 1, 2009 (filed as Exhibit 10.32 to Finco’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference).

10.8*	Amendment No. 1 to the Noble Drilling Corporation Retirement Restoration Plan, dated July 10, 2009 (filed as Exhibit 10.16 to Noble-Swiss’ Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

10.9*	Noble Drilling Corporation 2009 401(k) Savings Restoration Plan, effective January 1, 2009 (filed as Exhibit 10.31 to Finco’s Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated herein by reference).

10.10*	Amendment No. 1 to the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan, effective May 1, 2010 (filed as Exhibit 10.23 to Noble-Swiss’ Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

10.11*	Amendment No. 2 to the Noble Drilling Corporation 2009 401(k) Savings Restoration Plan, effective November 1, 2013 (filed as Exhibit 10.32 to Legacy Noble’s Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated herein by reference).

10.12*	Noble Corporation plc 2020 Short-Term Incentive Plan (filed as Exhibit 10.1 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference).

10.13*	Form of Noble Corporation Performance-Vested Restricted Stock Unit Award under the Noble Corporation 2015 Omnibus Incentive Plan (filed as Exhibit 10.2 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference).

10.14*	Form of Noble Corporation Performance-Vested Cash Award under the Noble Corporation 2015 Omnibus Incentive Plan (filed as Exhibit 10.3 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference).

10.15*	Amendment to Noble Corporation plc 2015 Omnibus Incentive Plan (filed as Exhibit 10.5 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference).

10.16*	General Release Agreement, dated February 10, 2020, by Scott W. Marks (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on February 12, 2020 and incorporated herein by reference).

10.17*	Transition Agreement, dated February 19, 2020, by and among Noble Corporation plc, Noble Drilling Services Inc. and Julie J. Robertson (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on February 21, 2020 and incorporated herein by reference).

10.18*	Separation Agreement, dated as of March 11, 2020, by and among Noble Corporation plc, Noble Drilling Services Inc. and Stephen M. Butz (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on February 21, 2020 and incorporated herein by reference).

10.19*	Noble Corporation plc 2015 Omnibus Incentive Plan, restated as of May 21, 2020 (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on May 27, 2020 and incorporated herein by reference).

10.20*	Noble Corporation plc 2015 Omnibus Incentive Plan, restated as of June 26, 2020 (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on July 2, 2020 and incorporated herein by reference).

10.21*†	Noble Corporation plc 2020 Short-Term Incentive Plan, amended and restated effective as of July 1, 2020 (filed as Exhibit 10.3 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and incorporated herein by reference).

10.22*†	Noble Corporation plc 2020 Other Cash Award Plan, effective as of July 1, 2020 (filed as Exhibit 10.4 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and incorporated herein by reference).

10.23*	Form of Letter Agreement relating to Restructured 2020 Executive Incentive Compensation (filed as Exhibit 10.3 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and incorporated herein by reference).

10.24*	Noble Corporation plc Time-Vested Cash Award (Inducement Award) Agreement, effective July 1, 2020, by and between Noble Corporation plc and Robert W. Eifler (filed as Exhibit 10.4 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and incorporated herein by reference).

10.25*†	Noble Corporation plc Performance-Vested Cash Award (Inducement Award) Agreement, effective July 1, 2020, by and between Noble Corporation plc and Robert W. Eifler (filed as Exhibit 10.5 to Legacy Noble’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and incorporated herein by reference).

10.26†	Restructuring Support Agreement, dated July 31, 2020, by and among Noble Corporation plc, the subsidiaries of Noble Corporation plc party thereto and the Consenting Creditors party thereto (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on July 31, 2020 and incorporated herein by reference).

10.27†	First Amendment to Restructuring Support Agreement, dated August 20, 2020, by and among Noble Corporation plc and the Consenting Creditors party thereto (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on August 26, 2020 and incorporated herein by reference).

10.28†	Settlement Agreement, dated September 23, 2020, by and among the Paragon Litigation Trust and Noble Corporation plc, Noble Corporation Holdings Ltd, Noble Corporation, Noble FDR Holdings Limited, Noble Holding International Limited, Noble Holding (U.S.) LLC and Noble International Finance Company (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on September 28, 2020 and incorporated herein by reference).

10.29†	Backstop Commitment Agreement, dated October 12, 2020, by and among Noble Corporation plc, the subsidiaries of Noble Corporation plc party thereto and the Backstop Parties party thereto (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on October 15, 2020 and incorporated herein by reference).

10.30†	Amendment No. 1 to Backstop Commitment Agreement, dated as of November 25, 2020, by and among Noble Corporation plc, the subsidiaries of Noble Corporation plc party thereto and the Backstop Parties party thereto (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on December 1, 2020 and incorporated herein by reference).

10.31	Settlement Agreement, dated as of February 3, 2021, by and among Michael A. Cawley, Julie H. Edwards, Gordon T. Hall, Jon A. Marshall, James A. MacLennan, Mary P. Ricciardello, Julie J. Robertson, and David Williams, Noble Corporation plc and the Paragon Litigation Trust (filed as Exhibit 10.1 to Legacy Noble’s Current Report on Form 8-K filed on February 5, 2021 and incorporated herein by reference).

10.32†	Senior Secured Revolving Credit Agreement, dated as of February 5, 2021, by and among Noble Finance Company and Noble International Finance Company, as borrowers, the lenders and issuing banks party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and security trustee (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.33	Tranche 1 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.2 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.34	Tranche 2 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.3 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.35	Tranche 3 Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.4 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.36	Penny Warrant Agreement, dated as of February 5, 2021, by and between Noble Corporation and Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.5 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.37	Equity Registration Rights Agreement, dated as of February 5, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.6 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.38	Notes Registration Rights Agreement, dated as of February 5, 2021, by and among Noble Finance Company and the holders party thereto (filed as Exhibit 10.7 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.39*	Executive Employment Agreement, dated as of February 5, 2021, by and between Noble Services Company LLC and Robert Eifler (including the Deed of Guaranty of Noble Corporation attached thereto) (filed as Exhibit 10.8 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.40*	First Amendment to Executive Employment Agreement, dated as of March 11, 2021, by and between Noble Services Company LLC and Robert Eifler (filed as Exhibit 10.2 to Noble’s Current Report on Form 8-K filed on March 11, 2021 and incorporated herein by reference).

10.41*	Executive Employment Agreement, dated as of February 5, 2021, by and between Noble Services Company LLC and Richard Barker (including the Deed of Guaranty of Noble Corporation attached thereto) (filed as Exhibit 10.9 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.42*	Executive Employment Agreement, dated as of February 5, 2021, by and between Noble Services Company LLC and William Turcotte (including the Deed of Guaranty of Noble Corporation attached thereto) (filed as Exhibit 10.10 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.43*	Form of Indemnification Agreement, by and between Noble Corporation and its officers and directors (filed as Exhibit 10.11 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.44	Relationship Agreement, dated as of February 5, 2021, by and between Noble Corporation, the Investors and certain of the former holders of the Legacy Notes (filed as Exhibit 10.12 to Noble’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

10.45*	Noble Corporation 2021 Long-Term Incentive Plan (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on February 24, 2021 and incorporated herein by reference).

10.46*	Noble Corporation 2021 Short-Term Incentive Plan (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on March 11, 2021 and incorporated herein by reference).

10.47	Form of Voting and Support Agreement, dated as of March 25, 2021, by and among Noble Corporation and each member of Pacific Drilling Company LLC party thereto (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on March 25, 2021 and incorporated herein by reference).

10.48	Registration Rights Agreement, dated as of April 15, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.1 to Noble’s Current Report on Form 8-K filed on April 16, 2021 and incorporated herein by reference).

21.1	List of Subsidiaries of Noble Corporation (filed as Exhibit 21.1 to Noble’s Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Maples and Calder (Cayman) LLP (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages hereto).

*	Management contract or compensatory plan or arrangement.

†	Certain portions of the exhibit have been omitted. Noble agrees to furnish a supplemental copy with any omitted information to the Securities and Exchange Commission (“SEC”) upon request.

(b) Financial Statement Schedules.

Schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements and have therefore been omitted.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sugar Land, State of Texas, on April 21, 2021.

NOBLE CORPORATION

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert W. Eifler and Richard B. Barker, and each of them, each of whom may act without the joinder of the others, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert W. Eifler Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer)	April 21, 2021

/s/ Richard B. Barker Richard B. Barker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	April 21, 2021

/s/ Laura D. Campbell Laura D. Campbell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	April 21, 2021

/s/ Patrick J. Bartels, Jr. Patrick J. Bartels, Jr.	Director	April 21, 2021

/s/ Alan J. Hirshberg Alan J. Hirshberg	Director	April 21, 2021

/s/ Ann D. Pickard Ann D. Pickard	Director	April 21, 2021

/s/ Charles M. Sledge Charles M. Sledge	Director	April 21, 2021

/s/ Melanie M. Trent Melanie M. Trent	Director	April 21, 2021

/s/ Paul Aronzon Paul Aronzon	Director	April 21, 2021